SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CENTRAL AND SOUTH WEST CORPORATION
(Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:

    __________________________________________________________________________

2)  Aggregate number of securities to which transaction applies:

    __________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    __________________________________________________________________________

4)  Proposed maximum aggregate value of transaction:

    __________________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

1)  Amount previously paid: _________________________________________________

2)  Form, Schedule or Registration Statement No.: ___________________________

3)  Filing party: ___________________________________________________________

4)  Date filed: _____________________________________________________________
________________
* Set forth the amount on which the filing fee is calculated and state how it was determined.





==============================================================================











Central and South West Corporation




NOTICE OF
ANNUAL MEETING
OF STOCKHOLDERS

and

PROXY STATEMENT


Annual Meeting April 18, 1996



March 7, 1996











==============================================================================













TABLE OF CONTENTS






                                                                          PAGE

Notice of Annual Meeting of Stockholders..................................   i

Proxy Statement ..........................................................  ii

General Information.......................................................   1

   Proposal 1 - Election of Directors.....................................   2

   Proposal 2 - Approval of Appointment of
                Independent Public Accountants............................   8

   Proposal 3 - Transaction of Other Business.............................   9

   Executive Compensation.................................................  10


   Performance Graph......................................................  20


Appendix A - 1995 Financial Reports

CENTRAL AND SOUTH WEST CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of Central and South West Corporation, a Delaware corporation, will be held on April 18, 1996, at 10:45 a.m., local time, at the San Angelo Convention Center, 500 Rio Concho Drive, San Angelo, Texas, for the purpose of considering and voting upon proposals:

1. a) To elect four directors to Class III of the Corporation's Board of Directors (Board) to serve three-year terms;
b) To elect one director to Class I of the Board to serve the remaining one year of the current Class I term;

2. To approve the Board's selection of Arthur Andersen LLP as the Corporation's independent public accountants for the calendar year 1996; and

3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof. The Board at this time knows of no such other business.

Stockholders of record at the close of business on March 1, 1996 (Record Date) will be entitled to notice of and to vote at the meeting and any adjournment thereof. Beginning April 4, 1996, a list of stockholders entitled to vote may be examined during ordinary business hours at the offices of West Texas Utilities at 106 South Chadbourne Street, San Angelo, Texas.


By Order of the Board of Directors,


/s/FREDERIC L. FRAWLEY
Frederic L. Frawley
Secretary

March 7, 1996
______________________________________________________________________________
YOUR VOTE IS IMPORTANT!

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD,
REGARDLESS OF THE SIZE OF YOUR HOLDINGS, AS SOON AS POSSIBLE.

CENTRAL AND SOUTH WEST CORPORATION

Proxy Statement
_________________________

GENERAL INFORMATION

Purpose of the Meeting and Solicitation

  The accompanying proxy is solicited by the Board of Directors of Central and South West Corporation (CSW or Corporation) for use at the Annual Meeting of Stockholders to be held on April 18, 1996, at 10:45 a.m., local time, at the San Angelo Convention Center, 500 Rio Concho Drive, San Angelo, Texas, and at any adjournment thereof (Meeting). The purposes of the Meeting are set forth in the attached Notice of Annual Meeting.

  This Proxy Statement and the form of proxy are being mailed to stockholders on or about March 7, 1995. The cost of such solicitation will be borne by the Corporation, including the costs of assembling and mailing this Proxy Statement and the enclosed proxy card. The Corporation has employed D.F. King & Co., Inc. to assist in the solicitation of proxies and has agreed to pay D.F. King & Co., Inc. a fee for such services of $7,500 plus out-of-pocket expenses. After March 7, 1996, officers, employees and directors of the Corporation may solicit proxies without extra compensation. Such solicitation may be made by mail, telephone, facsimile, telegraph or in person.

  To ensure representation at the Meeting, each holder of outstanding shares of Common Stock entitled to be voted at the Meeting is requested to complete, date and sign the enclosed proxy card and return it to the Corporation in the postage-paid envelope provided. Such stockholders will be entitled to vote in person at the Meeting whether or not they have completed and returned proxy cards. Banking institutions, brokerage firms, custodians, trustees and other nominees and fiduciaries who are record holders of the Common Stock entitled to be voted at the Meeting are requested to forward this Proxy Statement, a proxy card and all of the accompanying materials to each of the beneficial owners of such shares, and to seek authority to execute proxies with respect to such shares. Upon request, the Corporation will reimburse such record holders for their reasonable out-of-pocket forwarding expenses.

Voting of Proxies

  The Corporation's only voting security is its Common Stock, par value $3.50 per share, of which 209,065,917 shares were outstanding on March 1, 1996 (the Record Date). Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Meeting. Each stockholder is entitled to one vote for each share of Common Stock of the Corporation held of record on the Record Date, on each matter submitted to a vote at the Meeting. Any stockholder may vote shares owned either in person or by duly authorized proxy, designating not more than three persons as proxies to vote the shares owned. Cumulative voting is not permitted with respect to any proposal to be acted upon at the Meeting.

  Each stockholder returning a proxy to the Corporation has the right to revoke it, at any time before it is voted, by submitting a later-dated proxy in proper form, by notifying the Secretary of the Corporation in writing of such revocation or by appearing at the Meeting, requesting a return of the proxy and voting the shares in person.

  If properly executed and received by the Corporation before the Meeting, any proxy representing shares of Common Stock entitled to be voted at the Meeting and specifying how it is to be voted will be voted accordingly. Any such proxy, however, which fails to specify how it is to be voted on a proposal for which a specification may be made will be voted on such proposal in accordance with the recommendation of the Board. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, excluding any shares owned by the Corporation, is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

  The Board currently is unaware of any proposal to be presented at the Meeting other than the matters specified in the attached Notice of Annual Meeting of Stockholders. Should any other proposal properly come before the Meeting, the persons named in the enclosed proxy will vote on each such proposal in accordance with their discretion. Anyone desiring to address the stockholders at the Meeting, whether or not making a formal proposal, must so indicate this intention to the Secretary prior to the Meeting and will be required to comply with the Rules of Procedure established prior to the Meeting.

Stockholder Proposals for 1997 Annual Meeting

  Pursuant to the rules of the Securities and Exchange Commission (SEC), in order to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1997 annual meeting of stockholders, a proposal by a record holder of Common Stock of the Corporation must be received by the Secretary of the Corporation at the Corporation's principal executive offices in Dallas, Texas, on or before November 7, 1996.

PROPOSALS FOR THE MEETING

Proposal 1: ELECTION OF DIRECTORS

Nominees for Directors

  At the Meeting, four directors will be elected to Class III of the Board for three-year terms expiring at the 1999 annual meeting or until their respective successors are duly elected and qualified. One director will be elected to Class I of the Board to fill the remaining year of the Class I term expiring at the 1997 annual meeting or until his successor is duly elected and qualified. Directors will be elected by a plurality of the votes cast at the Meeting.

  In accordance with the Corporation's Certificate of Incorporation, the Board is divided into three classes as nearly equal in size as is practicable with staggered terms of office so that one class of the directors must be elected at each annual meeting. Class I, Class II and Class III directors' terms expire at the 1997, 1998 and 1999 annual meetings of stockholders, respectively, or when their respective successors are duly elected and qualified. The Board currently consists of 13 directors, but will be reduced to twelve members upon the retirement of Harry D. Mattison as a Director prior to the commencement of the Annual Meeting on April 18, 1996. The Board elected Thomas H. Cruikshank and T. J. Ellis to fill vacant directorships in October 1995 and January 1996, respectively.

  THE BOARD OF DIRECTORS OF THE CORPORATION HAS NOMINATED AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF T.J. ELLIS AS A CLASS I DIRECTOR AND THOMAS CRUIKSHANK, JOE H. FOY, J.C. TEMPLETON AND LLOYD D. WARD, AS CLASS III DIRECTORS.

  Each nominee is presently a director of the Corporation and has served continuously since the year indicated opposite his/her name below. Each of the nominees has consented to being named as a nominee and to serve as a director of the Corporation if elected. If, because of events not presently known or anticipated, any nominee is unable to serve or for good cause will not serve, the proxies voted for the election of directors may be voted (at the discretion of the holders of the proxies) for a substitute nominee not named herein.

The following information is given with respect to the nominees for election as directors:

T. J. ELLIS, 53  Class I Director since 1996
Mr. Ellis served as the Commercial Director of SEEBOARD plc in 1985 and became the Chief Executive of SEEBOARD plc after privatization of the United Kingdom's national electric distribution system in 1992. He currently serves as Chairman of SEEBOARD (Generation) Limited and director of The National Grid Group plc, Sussex Chamber of Commerce Training and Enterprise and Eurorail CTRL Limited.

THOMAS H. CRUIKSHANK, 65  Class III Director since 1995
Mr. Cruikshank served as the Chairman and Chief Executive Officer of Halliburton Company from 1989 until his retirement in December 1995. He served also as a director of Halliburton from 1977 until his retirement last year.

JOE H. FOY, 69  Class III Director since 1974
Mr. Foy served as a partner of the law firm of Bracewell & Patterson, Houston, Texas from before 1991 until his retirement in 1993. He is currently a member of the Board of Directors of Enron Corporation.

J. C. TEMPLETON, 71  Class III Director since 1983
Mr. Templeton retired in 1991 from his position as President and Chairman of the Board of Directors of TGX Corporation, an oil and gas pipeline company. Since 1991 he has operated an investment company based in Houston.

LLOYD D. WARD, 47 Class III Director since 1993
Mr. Ward joined Frito-Lay, Inc., Pleasanton, California as General Manager in June 1991 and was promoted to President of that Division in October 1991. Mr. Ward has served as Division President of the Central Division of Frito-Lay, Inc. in Dallas, Texas since January 1993.

The following information is given for continuing directors:

GLENN BIGGS, 62 Class II Director since 1987
Mr. Biggs has served as the President of Biggs & Co., an investment firm located in San Antonio, Texas, since 1989. From 1991 to 1995 Mr. Biggs served as the Chairman and Chief Executive Officer of Texas TGV Corporation, a development company proposing to build a high speed railway. He is also a member of the Board of Directors of Diamond Shamrock R & M, Inc.

MOLLY SHI BOREN, 52 Class I Director since 1991
Ms. Boren, of Norman, Oklahoma, has been an attorney since prior to 1991 and is a former Special District Judge in Pontotoc County, Oklahoma. She formerly served as a Director of Liberty Bank Corporation and of Pet Incorporated.

E. R. BROOKS, 58 Class II Director since 1988
Mr. Brooks has served as Chairman, President and Chief Executive Officer of the Corporation since February 1991. He served as the Corporation's President from September 1990 to February 1991. He is also a member of the Board of Directors of each of the Corporation's subsidiaries, as well as a Director of Hubbell, Inc., based in Orange, Connecticut. Mr. Brooks is a Trustee of Baylor University Medical Center, Dallas, Texas, and Hardin Simmons University, Abilene, Texas.

DONALD M. CARLTON, 58 Class I Director since 1994
Mr. Carlton served as the President and Chairman of Radian Corporation, an engineering and technology firm, from 1969 through December 1995. In January 1996 he was named President and Chief Executive Officer of Radian International LLC, a new company formed in partnership with The Dow Chemical Company and Hartford Steam Boiler Inspection and Insurance Company. He is a member of the Board of Directors of Hartford Steam Boiler Inspection and Insurance Company, Van Kampen American Capital Closed End Fund and Common Sense Trust, and National Instruments.

ROBERT W. LAWLESS, 59 Class II Director since 1991
Dr. Lawless served as the President and Chief Executive Officer of Texas Tech University and Texas Tech University Health Sciences Center in Lubbock, Texas from July 1, 1989, and will continue to serve in that capacity until April 30, 1996. On May 1, 1996 he will assume the presidency of the University of Tulsa. He is a member of the Board of Directors of Salomon Brothers Fund, Salomon Brothers Capital Fund and Salomon Brothers Investors Fund.

JAMES L. POWELL, 66 Class II Director since 1987
Mr. Powell has been involved in ranching and investments in Ft. McKavett, Texas since prior to 1991. He is a Director of Southwest Bancorp of Sanderson, Texas, a Director and member of the Executive Committee of National Finance Credit Corporation and an Advisory Director of First National Bank, Mertzon, Texas.

THOMAS V. SHOCKLEY, III, 50 Class I Director since 1991
Mr. Shockley joined the Corporation as Senior Vice President in January 1990, and became an Executive Vice President in September of that same year. In addition, he served as Chief Executive Officer of the Corporation's subsidiary Central and South West Services, Inc. from October 1992 to December 1993.
Mr. Shockley continues to serve as a Director of each of the Corporation's non-electric subsidiaries.

Security Ownership of Management

  The following table shows securities beneficially owned as of December 31, 1995 by each director and nominee, certain executive officers and all directors and executive officers as a group. Share amounts shown in this table include options exercisable within 60 days after year-end, restricted stock, shares of Common Stock credited to Thrift Plus accounts and all other shares of Common Stock beneficially owned by the listed persons.

                                                       Common Stock
                                                              Percent of
Name                                               Shares(1)  Class (2)
Glenn Biggs........................................ 16,125        -
Molly Shi Boren....................................  2,288        -
E.R. Brooks........................................ 86,887        -
Donald M. Carlton..................................  3,776        -
Thomas H. Cruikshank (3)...........................      0        -
T. J. Ellis (4).....................................     0        -
Joe H. Foy......................................... 12,208        -
Robert W. Lawless..................................  2,524        -
Harry D. Mattison.................................. 49,580        -
Ferd. C. Meyer, Jr................................. 27,114        -
James L. Powell....................................  3,780        -
Glenn D. Rosilier.................................. 46,432        -
Thomas V. Shockley, III............................ 41,742        -
J.C. Templeton.....................................  2,980        -
Lloyd D. Ward......................................  1,726        -
All of the above and other officers as a group
(CSW Directors and Officers).......................385,437

______________________

1) Shares for Messrs. Brooks, Mattison, Meyer, Rosilier ,Shockley, and CSW Directors and Officers include 2,572, 1,654, 1,398, 1,429, 1,587, and 10,100 shares of restricted stock, respectively. These individuals currently have voting power, but not investment power, with respect to these shares. The above shares also include 41,455, 26,429, 20,583, 20,583, 26,421, and 167,168 shares of Common Stock underlying immediately exercisable options held by Messrs. Brooks, Mattison, Meyer, Rosilier , Shockley, and CSW Directors and Officers, respectively.
2)  Percentages are all less than one percent and therefore are omitted.
3) Mr. Cruikshank was appointed to the Board effective October 18, 1995. At the time of his appointment, Mr. Cruikshank did not own any of the Corporation's Common Stock. However, he purchased 2,000 shares of Common Stock on February 20, 1996.
4) Mr. Ellis was appointed to the Board effective January 18, 1996, and was awarded 16,200 stock options at a grant price of $27.750 per share. One-third of the options vest each year for a period of three years.

Security Ownership of Certain Beneficial Owners

  Set forth below are the only persons or groups known to the Corporation as of December 31, 1995, with beneficial ownership of 5 percent or more of the Corporation's Common Stock.

                                                        Common Stock

                                                Amount of
Name, Address of                               Beneficial     Percent of
Beneficial Owners                              Ownership        Class

Mellon Bank Corporation                        11,207,892(1)      5.3
  and subsidiaries
  One Mellon Bank Center
  Pittsburgh, PA 15258

______________________
Mellon Bank Corporation and its subsidiaries, including Mellon Bank, N.A., which acts as trustee of an employee benefit plan of the Corporation, reported that they exercise sole voting power as to 928,433 shares and shared voting power as to 34,255 shares.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

General Information

  Nominees for directorships are recommended by the Nominating Committee of the Board and are nominated by the Board on the basis of their qualifications, including training, experience, integrity and independence of mind, to render service to the Corporation. The Corporation's By-Laws generally provide that the Corporation shall not elect or propose for election as a director any non-employee who will have attained the age of 70 (72 for persons who served as directors and were at least 60 years of age on October 12, 1987) at the date of such election or proposed election. Federal law restricts the extent to which the Corporation may have interlocking directorates with other companies.

  The number of directors constituting the entire Board may not be less than nine nor more than fifteen, as may be fixed from time to time by resolution adopted by a majority of the entire Board. No decrease in the number of directors on the Board may shorten the term of any incumbent director. The majority of the Board may adopt a resolution to increase the number of directors to not more than fifteen and may elect a new director or directors to fill any such newly created directorship. Similarly, vacancies occurring on the Board for any reason may be filled by majority vote of the remaining directors. Any such Board-elected director will hold office until the Corporation's next annual meeting of stockholders and the election and qualification of a successor.

  Under the Corporation's Certificate of Incorporation, any director may be removed from office by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of the outstanding shares of Common Stock.

Meetings and Compensation

  The Board held 6 regular meetings and 8 special meetings during 1995. Directors who are not also officers and employees of the Corporation receive annual cash directors' fees of $12,000 for serving on the Board and a fee of $1,250 per day plus expenses for each meeting of the Board or committee attended. In addition, the Corporation has a Directors Restricted Stock Plan pursuant to which directors receive $12,000 annually in restricted stock of the Corporation. The Board has standing Policy, Audit, Executive Compensation and Nominating Committees. Chairmen of the Audit, Executive Compensation and Nominating Committees receive annual fees of $6,000, $3,500 and $3,500, respectively, to be paid in cash in addition to regular directors' and meeting fees. Committee chairmen and committee members who are also officers and employees of the Corporation receive no annual director's, chairman's or meeting fees.

  The Corporation maintains a memorial gift program for all of its current directors, directors who have retired since 1992 and certain executive officers. There are seventeen current directors and executive officers and eight retired directors and officers eligible for the memorial gift program. Under this program, the Corporation will make donations in a director's or executive officer's name to up to three charitable organizations in an aggregate of $500,000, payable by the Corporation upon such person's death. The Corporation maintains corporate-owned life insurance policies to fund the program. The annual premiums paid by the Corporation are based on pooled risks and averaged $16,367 per participant for 1995 and $17,013 per participant for 1994 and 1993.

  The Corporation has retained Glenn Biggs under a Memorandum of Agreement to pursue special business development activities in Mexico on behalf of the Corporation. This agreement, which provides for a monthly fee of $10,000, lasts through December 31, 1996 and may be extended by mutual agreement between Mr. Biggs and the Corporation.

  All current directors attended more than 75 percent of the total number of meetings held by the Board and each committee on which such directors served in 1995, except for Lloyd D. Ward who attended 70 percent of the total meetings.

Board Committees

  Policy Committee. The Policy Committee, currently consisting of Messrs. Brooks (Chairman), Foy, Lawless and Powell, held 15 meetings in 1995. The Policy Committee reviews and makes recommendations to the Board concerning major policy issues, considers the composition, structure and functions of the Board and its committees and reviews existing corporate policies and recommends changes when appropriate. The Policy Committee has authority to act as and on behalf of the Board when the full Board is not in session.

  Audit Committee. The Audit Committee, currently consisting of Ms. Boren and Messrs. Biggs, Carlton, Lawless (Chairman), Powell and Templeton, held 4 meetings in 1995. The Audit Committee recommends to the Board the independent public accountants to be selected; discusses with the internal auditors and independent public accountants the overall scope, plans and results of their audits, and their evaluations of internal controls and the overall quality of the Corporation's accounting and financial reporting practices; facilitates any private communication with the Committee desired by the internal auditors or independent public accountants; discusses with management, internal auditors and the independent public accountants the Corporation's accounting and financial reporting principles and policies; monitors the program to ensure compliance with the Corporation's business ethics policy; and may direct and supervise an investigation into any significant matter brought to its attention within the scope of its duties.

  Executive Compensation Committee. The Executive Compensation Committee, currently consisting of Ms. Boren and Messrs. Cruikshank, Foy (Chairman), Lawless, Templeton and Ward, held 6 meetings in 1995. The Executive Compensation Committee determines the executive compensation philosophy of the Corporation, reviews benefit programs and management succession programs, sets the salaries for the executive officers of the Corporation and reviews and recommends salaries for the chief executive officers of the Corporation's principal subsidiaries.

  Nominating Committee. The Nominating Committee, currently consisting of Messrs. Biggs, Carlton, Cruikshank, Foy, Powell (Chairman) and Ward, held 3 meetings in 1995. The Nominating Committee reviews candidates for election to the Board and recommends qualified candidates to fill existing vacancies or newly created directorships. The Nominating Committee welcomes stockholder suggestions for Board nominations. Such suggestions should be directed to Mr. Brooks, Chairman, President and Chief Executive Officer, who will forward them to the Nominating Committee.

Compliance with Section 16(a) of the Securities Exchange Act

  Section 16(a) of the Securities Exchange Act of 1934 and Section 17(a) of the Public Utility Holding Company Act of 1935 require the Corporation's officers and directors, and persons who beneficially own more than ten percent of the Corporation's Common Stock to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) reports they file. Based solely on the Corporation's review of the copies of such forms received and written representations from certain reporting persons, the Corporation believes that during the 1995 calendar year all such filing requirements applicable to its officers, directors and greater-than-ten-percent stockholders were complied with.

Compensation Committee Interlocks and Insider Participation

  No member of the Executive Compensation Committee of the Board served as an officer or employee of the Corporation or any of its subsidiaries during or prior to 1995. No executive officer of the Corporation serves or has served on the Compensation Committee during or prior to 1995. No executive officer of the Corporation serves or has served as a director of another company, one of whose executive officers serves as a member of the Executive Compensation Committee or as a director of the Corporation, during or prior to 1995.

Proposal 2: APPROVAL OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Audit Committee of the Board of Directors, which is composed entirely of non-employee directors, has selected Arthur Andersen LLP ("Arthur Andersen") as the independent public accountants to audit the consolidated financial statements of the Corporation and its consolidated subsidiaries for the year ending December 31, 1996. The Board of Directors has endorsed this appointment and it is being presented to the stockholders for approval.

  Arthur Andersen has audited the consolidated financial statements of the Corporation and its consolidated subsidiaries for many years. The Corporation has been advised by Arthur Andersen that neither it nor any member or employee thereof has any direct financial interest or any material indirect financial interest in the Corporation or any of its subsidiaries in any capacity.

  During the year ended December 31, l995, Arthur Andersen provided both audit and non-audit services to the Corporation and its subsidiaries. These audit services included: (1) regular examination of the consolidated financial statements of the Corporation, including work relating to quarterly reviews, SEC filings and consultation on accounting and financial reporting matters;
(2) audit of the financial statements of certain subsidiary companies to meet statutory or regulatory requirements; and (3) examination of the financial statements of various employee benefit plans of the Corporation and its subsidiaries. Nonaudit services provided by Arthur Andersen included income tax consulting, employee benefit advisory services, economic consulting and other financial consulting services.

  The financial statements of SEEBOARD plc (SEEBOARD), a regional electricity company located in the U.K., for calendar year 1995 and prior years have been audited by KPMG Peat Marwick, which firm is expected to be engaged to audit the financial statements for the year ending December 31, l996. Andersen Consulting, which is part of the Andersen World Wide Organization, provides information technology services to SEEBOARD, which became a subsidiary of the Corporation in November 1995.

  All significant audit and nonaudit services provided by Arthur Andersen and Andersen Consulting are approved by the Audit Committee which gives due consideration to the potential effect of nonaudit services on auditor independence.

  One or more representatives of Arthur Andersen will be present at this year's Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

  Ratification of the appointment of Arthur Andersen to audit the consolidated financial statements of the Corporation for the year ending December 31, l996 requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock of the Corporation voting in person or by proxy at the Annual Meeting of Stockholders. For purposes of determining the number of votes cast on the matter, only those cast "for" or "against" are included. Abstentions and broker nonvotes are not included. If the resolution does not pass, the selection of independent public accountants will be reconsidered by the Audit Committee and the Board of Directors.

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION FOR FISCAL YEAR 1996. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

Proposal 3: TRANSACTION OF OTHER BUSINESS

  At the date hereof, the management of the Corporation knows of no other business to come before the Meeting. If any other business is properly presented at the Meeting, the proxies will be voted in respect thereof in the discretion of the person or persons voting them.

EXECUTIVE COMPENSATION

Executive Compensation Committee Report

The Corporation's executive compensation program has as its foundation the following objectives:

Maintaining a total compensation program consisting of base salary, performance incentives and benefits designed to support the corporate goal of providing superior value to our stockholders and customers;
Providing comprehensive programs which serve to facilitate the recruitment, retention and motivation of qualified executives; and Rewarding key executives for achieving financial, operating and individual objectives that produce a corresponding and direct return to the Corporation's stockholders in both the long-term and the short-term.

  The Executive Compensation Committee of the Board (Compensation Committee), which consists of six independent outside directors, has designed the Corporation's executive compensation programs around a strong pay-for-performance philosophy. The Compensation Committee strives to maintain competitive levels of total compensation as compared to peers in the utility industry.

  Each year, the Compensation Committee conducts a comprehensive review of the Corporation's executive compensation programs. The Compensation Committee is assisted in these efforts by an independent consultant and by the Corporation's internal staff, who provide the Compensation Committee with relevant information and recommendations regarding the compensation policies and specific compensation matters. This review is designed to ensure that the proper programs are in place to enable the Corporation to achieve its strategic and operating objectives and provide superior value to its stockholders, the Corporation's customers, and to document the Corporation's relative competitive position.

  To maintain competitive, comprehensive compensation, the Compensation Committee reviews a comparison of the Corporation's compensation programs with those offered by comparable companies within the utility industry. For each component of compensation as well as total compensation, the Compensation Committee seeks to ensure that the Corporation's level of compensation for expected level of performance approximates the average or mean for executive officers in similar positions at comparable companies. Performance above or below expected levels is reflected in a corresponding increase or reduction in the incentive portion of our compensation program.

  The amounts of each of the primary components of executive compensation--salary, annual incentive plan awards and long-term incentive plan awards--will fluctuate according to individual and/or corporate performance, as described in detail in this report. Corporate performance for these purposes is measured against a peer group of selected companies in the utility industry (Utility Peer Group). The Utility Peer Group consists of the companies listed in the S&P Electric Utility Index as well as large regional competitors. The Compensation Committee believes that using the S&P Electric Utility Index provides an objective measure to compare performance benchmarks appropriate for compensation purposes.

  The Corporation's executive compensation program includes several components serving long and short-term objectives and taking advantage of several federal income tax incentives, which are not directly performance-based. The Corporation provides its senior executive officers with benefits under the Special Executive Retirement Plan and all executive officers with certain executive perquisites (as noted elsewhere in this Proxy Statement.) In addition, the Corporation maintains for each of its executive officers a package of benefits under its pension and welfare benefit plans that are generally provided to all employees, including group health, life, disability and accident insurance plans, tax-advantaged reimbursement accounts, a defined benefit pension plan and the ThriftPlus 401(k) thrift plan.

  The following describes the relationship of compensation to performance for the principal components of executive officer compensation:

Base Salary: Each executive officer's corporate position is assigned a salary grade reflecting the Corporation's evaluation of the position's overall contribution to corporate goals and the value the labor market places on the associated job skills. A range of appropriate salaries is then assigned to that salary grade. Each January, the salary ranges may be adjusted at the discretion of the Compensation Committee for market conditions, including practices in the Utility Peer Group, inflation, and supply and demand in the
labor markets.   The midpoint of the salary range (Salary Midpoint)
corresponds to a "market rate" salary which the Committee believes is appropriate for an experienced executive who is performing satisfactorily, with salaries in excess of Salary Midpoint appropriate for executives whose performance is excellent or exemplary.

  Any progression or regression within the salary range for an executive officer depends upon a formal annual review of job performance, accomplishments and progress toward individual goals and objectives. The results of executive officers' performance evaluations form a part of the basis of the Compensation Committee's decision to approve, at its discretion, base salaries of executive officers. Corporate performance factors affect progress within salary ranges in several ways. First, corporate or departmental financial and other results are one of the best methods for evaluating various elements of an individual executive officer's performance. Second, corporate or departmental operating results or budgets may limit the extent to which an executive officer may progress in salary for a given year.

Incentive Programs - General: The executive incentive programs are designed to strike an appropriate balance between short-term accomplishments and the Corporation's need to effectively plan for and perform over the long-term.

Incentive Programs - Annual Incentive Plan: The Annual Incentive Plan (AIP) is a short-term bonus plan rewarding annual performance. AIP awards are determined under a formula that directly ties the amount of the award with levels of achievement for specific individual, subsidiary and corporate goals. The amount of an executive officer's AIP award equals the arithmetic product of (i) that officer's target award and (ii) a composite performance index.
The award can vary from 0 to a maximum of 150 percent of target.

  The composite performance index for executive officers generally is the arithmetic product of two equally weighted indices, a corporate performance index and an individual performance index. For those executive officers whose principal responsibility is to a subsidiary of the Corporation, a third equally weighted index consisting of a performance index for that subsidiary may, at the discretion of the Committee, be factored into the composite index.

  The corporate performance index currently is determined solely by the Corporation's earnings per share. Threshold, target and exceptional levels of earnings per share are set by the Compensation Committee in January of each year. The Compensation Committee considers both historic performance and the current year plan expected level of earnings per share.

  The individual performance index represents the average of results achieved on several individual goals and a subjective evaluation of overall job performance. Although individual performance goals do not necessarily directly correlate to identifiable corporate performance, these goals are constructed to support corporate initiatives and performance. If a given individual fails to achieve a minimum threshold performance level on the individual performance index, that individual does not earn an AIP award for that year regardless of the levels of the corporate or subsidiary performance indices.

  The performance index for a given subsidiary represents the weighted average of performance indices that measure the achievement of specific objective and/or subjective goals that are set and weighted at the beginning of the year for that subsidiary. The specific goals generally will include achieving specified earnings levels and one or more non-financial goals such as achievement of customer satisfaction ratings, productivity measures or strategic goals. If a subsidiary performance index is factored into the composite index and a given subsidiary of the Corporation fails to achieve a minimum threshold level of performance on each of its performance goals, the subsidiary performance will equal zero and, thus, executive officers of that subsidiary will not earn an AIP award for that year.

  Target awards for executive officers have been fixed at 40 percent of Salary Midpoint for senior executives, 30 percent of Salary Midpoint for subsidiary presidents, and 20 percent of Salary Midpoint for other executive officers. The corresponding maximum AIP award that can be earned by the executive based on the position of the executive in the Corporation is 1.5 times the target award. These targets are established by a review of competitive practice among the Utility Peer Group.

  Performance under the AIP is measured or reviewed by each executive officer's superior officer, or in the case of the chief executive officer, the Compensation Committee, with the assistance of internal staff. The results are reviewed and are subject to approval by the Compensation Committee. Under the terms of the AIP, the Compensation Committee in the exercise of its discretion, may vary corporate or company performance measures and the form of payment for AIP awards from year-to-year prior to establishing the awards, including payment in cash or restricted stock, as determined by the Compensation Committee.

  In 1995, the AIP awards were determined based on the corporate performance index, the subsidiary company performance indices and the individual performance index. For 1995, the Corporation achieved 125 percent of the corporate performance index based on the earnings per share measure. Accordingly, executive officers had the opportunity, based on individual and subsidiary performance results, to earn AIP awards for 1995 up to a maximum for senior executive officers of 60 percent of Salary Midpoint and for other executive officers 30 percent of Salary Midpoint. These awards were paid in the form of cash to all participants in January 1996.

Incentive Programs - Long-Term Incentive Plan: Amounts realized by the Corporation's executive officers under awards made pursuant to the Central and South West Corporation 1992 Long-Term Incentive Plan (LTIP) depend entirely upon corporate performance. The Compensation Committee selects the form and amount of LTIP awards based upon its evaluation of which vehicles then are best positioned to serve as effective incentives for long-term performance.

  Since 1992, the Compensation Committee has established LTIP awards in the form of performance shares. These awards provide incentives both for exceptional corporate performance and retention. Each year, the Compensation Committee has set a target award of a specified dollar amount for each awardee based on a percent of Salary Midpoint. The dollar amount corresponding to the target award is divided by the per share market price of the Corporation's Common Stock on the date the award is established to derive the number of shares of such stock that will be issued if target performance is achieved by the Corporation.

  The payout of such an LTIP award is based upon a comparison of the Corporation's total stockholder return over a three-year period, or "cycle," against total stockholder returns of utilities in the Utility Peer Group over the same three-year period. Total stockholder return is calculated by dividing (i) the sum of (A) the cumulative amount of dividends per share for the three year period, assuming full dividend reinvestment, and (B) the change in share price over the three-year period, by (ii) the share price at the beginning of the three-year period. If the Corporation's total stockholder return for a cycle falls in one of the top three quartiles of similarly-calculated total stockholder returns achieved at companies in the Utility Peer Group, the Corporation will make a payout to participants for the three-year cycle then ending. First, second and third quartile performance will result in payouts of 150 percent, 100 percent and 50 percent of target, respectively. Performance in the fourth quartile yields no payout under the LTIP.

  Each year since inception of the LTIP, a new three-year performance cycle has been established. The first performance based restricted stock awards under the LTIP were established in 1992 for a three-year cycle through 1994. In March 1995, the Committee reviewed total stockholder return results and because they were below the threshold for a payout, no awards were granted. The Committee is scheduled to evaluate the 1993-1995 cycle performance under the LTIP in late March 1996.

  The Corporation from time to time has also granted stock options under the LTIP. Stock options are granted at the discretion of the Compensation Committee. The stock options, once vested, allow grantees to buy specified numbers of shares of Common Stock at a specified strike price, which to date has been the market price on the date of grant. In determining grants to date, the Compensation Committee has considered both the number and value of options granted by companies in the Utility Peer Group with respect to both the number and value of options awarded by the Corporation, and the relative amounts of other long-term incentive awards at the Corporation and such peers. The executive officers' realization of any value on the options depends upon stock appreciation. There were no stock option grants issued in 1995.

Restricted Stock Award: In January 1996, the Compensation Committee authorized a restricted stock grant for the executive officers of the Corporation. This special discretionary award was made to reward sustained, long-term corporate performance, encourage executive retention and focus on the long-term perspective. This grant vests in 25 percent increments in 1997, 1998, 1999 and 2000.

  The Compensation Committee does not consider the current number or value of options or restricted stock held by the Corporation's executive officers in determining the value and size of restricted stock and option awards under the LTIP. No executive officer owns in excess of one percent of the Corporation's Common Stock. Further, the amounts of LTIP awards are measured against similar practices at other companies in the Utility Peer Group.

Tax Considerations:  Section 162(m) of the Internal Revenue Code, as amended
(Code), generally limits the Corporation's federal income tax deduction for compensation paid in any taxable year to any one of the five highest paid executive officers named in the Corporation's proxy statement to $1 million. The limit does not apply to specified types of payments, including, most significantly, payments that are not includible in the employee's gross income, payments made to or from a tax-qualified plan, and compensation that meets the Code definition of performance-based compensation. Under the tax law, the amount of a performance-based incentive award must be based entirely on an objective formula, without any subjective consideration of individual performance, to be considered performance-based. To preserve current tax deductibility to the Corporation, the Compensation Committee deferred a nominal portion of Mr. Brooks' 1995 AIP award.

  The Compensation Committee has carefully considered the impact of this law. At this time, the Compensation Committee believes it is in the Corporation's and stockholder's best interests to retain the subjective determination of individual performance under the AIP. Consequently, payments under the AIP, if any, to the named executive officers may be subject to the limitation imposed by the Code section 162(m). The LTIP is a shareholder approved plan which meets the definition of performance-based compensation.

Rationale for CEO Compensation

  In 1995, Mr. Brooks' compensation was determined as described above for all of the Corporation's executive officers.

  Mr. Brooks' annual salary increased to $650,000 in November 1995. The Compensation Committee based its subjective decision to increase Mr. Brooks' annual salary on Mr. Brooks' role in advancing important corporate initiatives designed to enhance the Corporation's performance and position as a strong utility. These significant initiatives were equally important to the Compensation Committee and are as follows: Mr. Brooks' role in overseeing the Corporation's operations and resultant operations and maintenance expense reductions, his role in pursuing international investments and the proposed SEEBOARD acquisition, his management of the Corporation's position in the CPL and WTU rate and related regulatory proceedings, his oversight of and formulation of strategies for the non-utility businesses and a subjective review of the level of corporate earnings achieved for 1995. In addition, as a part of its overall annual review of executive compensation, the Compensation Committee reviewed Mr. Brooks' salary range and Salary Midpoint and adjusted his salary based on that information as well as changes in the salaries of chief executive officers at comparable regional utilities (not limited to the Utility Peer Group.)

  Like those of other senior executive officers, Mr. Brooks' target AIP award for 1995 was 40 percent of his Salary Midpoint. In 1995, the Corporation achieved 125 percent of its corporate objective, based solely on earnings per share, which together with the Compensation Committee's subjective evaluation of Mr. Brooks' individual performance, resulted in a $374,354 AIP award, which was paid in cash in January 1996. Mr. Brooks individual goals corresponded to the Corporation's strategic goals adopted in pursuit of its overall goal to maximize stockholder value. The Corporation achieved significant milestones for each of such strategic goals.

  To recognize sustained long-term performance, in January 1996 the Compensation Committee granted Mr. Brooks a special restricted stock award of 16,300 restricted shares. These shares were granted at a share price of $27.25 and will vest in 25 percent increments over the next four years.

  In 1995, the Compensation Committee established Mr. Brooks' target award for LTIP for the 1995-1997 cycle of $368,114 to be paid in shares of restricted stock in 1998 if performance measures are met. This target amount was derived by reference to the number and value of grants to chief executive officers at comparable companies (not limited to the Utility Peer Group.)

EXECUTIVE COMPENSATION COMMITTEE

  Joe H. Foy, Chairman
  Molly Shi Boren
  Thomas H. Cruikshank
  Robert W. Lawless
  J.C. Templeton
  Lloyd D. Ward

Cash and Other Forms of Compensation

  The following table sets forth the aggregate cash and other compensation for services rendered for the fiscal years of 1995, 1994 and 1993 paid or awarded by the Corporation to the Chief Executive Officer and each of the four most highly compensated executive officers (Named Executive Officers).






                          SUMMARY COMPENSATION TABLE




                    Annual Compensation                   Long Term Compensation
                                                           Awards             Payouts
                                           Other
                                           Annual   Restricted   Securities           All Other    LTIPCompen-
                                           Compen    Stock       Underlying   LTIP     Compen-
Name and                   Salary Bonus    sation    Award(s)      Options/   Payouts  sation
Principal Position  Year    ($)   ($)(1)   ($)(1)   ($)(1)(2)     SARs(#)       ($)    ($)(3)

E.R. Brooks         1995   628,847 162,739   25,149       --           --          --   23,956
Chairman,           1994   599,765   --      20,577       --        38,579         --   24,485
 President          1993   549,167  57,265   20,579    57,236          --          --   28,334
 and Chief Executive
 Officer

T.V. Shockley,III   1995   406,870 105,448    8,441       --           --          --   21,706
 Executive Vice     1994   392,389   --      12,693       --        23,702         --   22,235
 President          1993   373,333  35,462   12,606    35,402          --          --   24,796

Harry D. Mattison   1995   396,823  99,898    5,886       --           --          --   23,956
 Executive Vice     1994   382,388   --       8,765       --        23,702         --   24,485
 President          1993   363,333  38,773    9,538    38,750          --          --   28,333

Ferd. C. Meyer, Jr. 1995   336,547  86,444   12,354       --           --          --   21,706
 Senior Vice        1994   320,637   --       8,236       --        18,459         --   22,235
 President and      1993   307,167  30,688   12,346    30,632          --          --   24,796
General Counsel

Glenn D. Rosilier   1995   326,500  86,444    6,706       --           --          --   23,019
 Senior Vice        1994   311,541   --       6,714       --        18,459         --   22,235
 President and      1993   294,450  32,117   11,872    32,084          --          --   24,796
 Chief Financial
 Officer
______________________


1) Amounts in these columns are paid or awarded in a calendar year for performance in a preceding year.
2)  Grants of restricted stock are administered by the Executive
Compensation Committee of the Board, which has the authority to determine the individuals to whom and the terms upon which restricted stock grants, including the number of underlying shares, shall be made. The awards reflected in this column all have four-year vesting periods with 20 percent of the stock vesting on the first, second and third anniversary dates of the award and 40 percent vesting on the fourth such anniversary. Upon vesting, shares of Common Stock are re-issued without restrictions. The individual receives dividends and may vote shares of restricted stock, even before they are vested. The amount reported in the table represents the market value of the shares at the date of grant. As of the end of 1995, the aggregate restricted stock holdings of each of the Named Executive Officers were:

                                Restricted Stock Held   Market Value at
                                at December 31, 1995   December 31, 1995

E.R. Brooks                         2,572                 $71,695
T.V. Shockley, III                  1,587                  44,238
Harry D. Mattison                   1,654                  46,105
Ferd. C. Meyer, Jr.                 1,398                  38,969
Glenn D. Rosilier                   1,429                  39,833

3) Amounts shown in this column consist of (i) the annual employer matching payments to CSW's Thrift Plus Plan, (ii) premiums paid per participant for personal liability insurance and (iii) average amounts of premiums paid per participant in those years under CSW's memorial gift program. See "OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS - MEETINGS AND" for a description of the Corporation's memorial gift program.

Option/SAR Grants

  No stock options or stock appreciation rights were granted in 1995. The stock option plans are administered by the Executive Compensation Committee of the Board, which has the authority to determine the individuals to whom and the terms upon which option and SAR grants shall be made.

Option/SAR Exercises and Year-End Value Table

  Shown below is information regarding option/SAR exercises during 1995 and unexercised options/SARs at December 31, 1995 for the Named Executive Officers.


Aggregated Option/SAR Exercises in 1995
and Fiscal Year-End Option/SAR Values

                                              Number of
                                              Securities      Value of
                                              Underlying      Unexercised
                                              Unexercised     In-the-Money
                                              Options/SARs    Options/SARs
                                      Value   at Year-End($)  at Year-End ($)
                    Shares Acquired  Realized Exercisable/    Exercisable/
Name                on Exercise(#)     ($)    Unexercisable   Unexercisable(1)


E. R. Brooks             -             -       41,455/25,720       -/78,755
T. V. Shockley, III      -             -       26,421/15,810       -/48,410
Harry D. Mattison        -             -       26,429/15,802       -/48,386
Ferd. C. Meyer, Jr.      -             -       20,583/12,306       -/37,681
Glenn D. Rosilier        -             -       20,583/12,306       -/37,681

_______________
Calculated based upon the difference between the closing price of the
Corporation's Common Stock on the New York Stock Exchange on December 31, 1995
($27.875 per share) and the exercise price per share of the outstanding unexercisable and exercisable options ($24.813 and $29.625, as applicable).


Long-Term Incentive Plan Awards in 1995



  The following table shows information concerning awards made to the Named
Executive Officers during 1995 under the LTIP:

                            Performance or   Estimated Future Payouts under
              Number of     Other Period       Non-Stock Price Based Plans
              Shares, Units Until Maturation Threshold    Target      Maximum
Name          Other Rights  or Payout           ($)         ($)         ($)

E.R. Brooks       --        2 years             --       368,114      552,171
T.V. Shockley,III --        2 years             --       218,308      327,462
Harry D. Mattison --        2 years             --       218,308      327,462
Ferd. C. Meyer,Jr.--        2 years             --       171,417      257,126
Glenn D. Rosilier --        2 years             --       171,417      257,126


  Payouts of the awards are contingent upon the Corporation's achieving a specified level of total stockholder return, relative to a peer group of utility companies, for a three-year period, or cycle, and exceeding a certain defined minimum threshold. If the Named Executive Officer's employment is terminated during the performance period for any reason other than death, total and permanent disability or retirement, then the award is canceled. The LTIP contains a provision accelerating awards upon a change in control of the Corporation. Except as provided in the next sentence, if a change in control of the Corporation occurs, all options and SARs become fully exercisable and all restrictions, terms and conditions applicable to all restricted stock are deemed lapsed and satisfied and all performance units are deemed to have been fully earned, as of the date of the change in control. Awards which have been outstanding for less than six months prior to the date the change in control occurs are not subject to acceleration upon the occurrence of a change of control. The LTIP also contains provisions designed to prevent circumvention of the above acceleration provisions through coerced termination of an employee prior to a change in control. See "EXECUTIVE COMPENSATION COMMITTEE REPORT - INCENTIVE PROGRAMS - LONG-TERM INCENTIVE" for a more thorough discussion of the terms of the LTIP.

Retirement Plan


                               PENSION PLAN TABLE

                                                    Annual Benefits After
Average Compensation                    Specified Years of Credited Service

                          15          20           25      30 or more
$250,000             $ 62,625     $83,333      $104,167    $125,000
 350,000               87,675     116,667       145,833     175,000
 450,000              112,725     150,000       187,500     225,000
 550,000              137,775     183,333       229,167     275,000
 650,000              162,825     216,667       270,833     325,000
 750,000              187,875     250,000       312,500     375,000

  Executive officers are eligible to participate in the tax-qualified, Central and South West System Pension Plan like other employees of the Corporation. Certain executive officers, including the Named Executive Officers, are also eligible to participate in the Special Executive Retirement Plan (SERP), a non-qualified ERISA excess benefit plan. Such pension benefits depend upon years of credited service, age at retirement and the amount of covered compensation earned by a participant. The annual normal retirement benefits payable under the pension and the SERP are based on 1.67 percent of "Average Compensation" times the number of years of credited service (reduced by (i) no more than 50 percent of a participant's age 62 or later Social Security benefit and (ii) certain other offset benefits).

  "Average Compensation" is the covered compensation for the plans and equals the average annual compensation, reported as salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. The combined benefit levels in the table above, which include both pension and SERP benefits, are based on retirement at age 65, the years of credited service shown, continued existence of the plans without substantial change and payment in the form of a single life annuity.

  Respective years of credited service and ages, as of December 31, 1995, for the Named Executive Officers are as follows: Mr. Brooks, 30 and 58; Mr. Shockley, 12 and 50; Mr. Mattison, 30 and 59; Mr. Meyer, 13 and 56; and Mr. Rosilier, 20 and 48. In addition, Mr. Shockley and Mr. Meyer have arrangements with the Corporation under which they will receive a total of 30 years of credited service under the SERP if they remain employed by the Corporation through ages 60 and 65, respectively. In 1992, Mr. Meyer completed five consecutive years of employment which entitled him to receive five additional years of credited service under the SERP as included in his years of credited service set forth above in this paragraph.

Performance Graph

  Set forth below is a line graph comparing the cumulative total stockholder return on the Corporation's Common Stock with the cumulative total return of companies comprising the Standard & Poor's 500 Stock Index (S&P 500) and the Standard & Poor's Electric Companies Index (S&P Electric Cos.). This illustration assumes $100 invested on December 31, 1990 in Central and South West Corporation Common Stock, the S&P 500 Index and the S&P Electric Cos. Index. Each mark on the axis displaying the years 1990 through 1995 represents December 31 of that year. Total Return includes reinvestment of all dividends. The historical stockholder return below above may not be indicative of future performance.

Comparison of Five Year Cumulative Total Return
Among Central and South West Corporation, the S&P 500 Index and the S&P Electric Cos. Index







[Presented in tabular format, with graph submitted as a paper exhibit pursuant to Regulation S-T.]




                S&P           S&P
YEAR            500        Electric Cos.      CSW

1990           $100          $100            $100
1991            130           130             131
1992            140           138             149
1993            154           158             163
1994            156           137             131
1995            215           180             172






















  CENTRAL AND SOUTH WEST CORPORATION

  /s/E.R. BROOKS
  E.  R.  Brooks
  Chairman, President and Chief Executive Officer

March 7, 1996





















                                CSW

                 ----------------------------------


                 CENTRAL AND SOUTH WEST CORPORATION


                 ----------------------------------


                        1995 FINANCIAL REPORT










                                                          APPENDIX A


TABLE OF CONTENTS



                                                          Page


 Management's Discussion and Analysis of Financial
   Condition and Results of Operations                      1


 Consolidated Statements of Income                         21


 Consolidated Statements of Retained Earnings              22


 Consolidated Balance Sheets                               23


 Consolidated Statements of Cash Flows                     25


 Notes to Consolidated Financial Statements                26


 Report of Independent Public Accountants                  53


 Report of Management                                      54


 Glossary of Terms                                         55

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     Reference is made to CSW's Consolidated Financial Statements and related Notes to Consolidated Financial Statements and Selected Financial Data contained herein. The information contained therein should be read in conjunction with, and is essential in understanding, the following discussion and analysis.


OVERVIEW

     The electric utility industry is changing rapidly as it is becoming more competitive. Several years ago, in anticipation of increasing competition and fundamental changes in the industry, CSW's management developed the following four-part strategic plan designed to help position CSW to be competitive in this rapidly changing environment:

     *  Enhance CSW's core electric utility business
     *  Expand CSW's core electric utility business
     *  Expand CSW's non-utility business
     *  Pursue financial initiatives

     Since the introduction of CSW's strategic plan in 1990, CSW has undertaken key initiatives in each of these areas that are important steps in the implementation of the overall strategy. These initiatives were marked by the restructuring of CSW's core business in 1993 and 1994, the recent SEEBOARD acquisition and, although it was not consummated, the proposed acquisition of El Paso. These events are discussed below and elsewhere in this report.

     CSW believes that, compared to other electric utilities, the CSW System is well positioned to capitalize on the opportunities and challenges of an increasingly deregulated and competitive market for the generation, transmission and distribution of electricity. The CSW System benefits from economies of scale by virtue of its size and is a reliable and relatively low-cost provider of electric power. More specifically, CSW seeks competitive advantages through its diverse and stable customer base, competitive prices for electricity, diversified fuel mix, extensive transmission interconnections, diversity of regulation and financial flexibility. See RECENT DEVELOPMENTS AND TRENDS.


SEEBOARD ACQUISITION

     On November 6, 1995, CSW, indirectly through CSW (UK), announced its intention to commence the Tender Offer in the United Kingdom to acquire all of the outstanding share capital of SEEBOARD, a regional electricity company in the United Kingdom, for an aggregate adjusted purchase price of approximately $2.12 billion. SEEBOARD is one of the 12 regional electricity companies which came into existence as a result of the restructuring and subsequent privatization of the United Kingdom electric industry in 1990. Its principal businesses are the distribution and supply of electricity in southeast England. SEEBOARD is also involved in other activities, including gas supply, electricity generation, electrical contracting and retailing.

     SEEBOARD serves an affluent suburban and rural area in the United Kingdom. SEEBOARD is also one of the lowest cost suppliers among the United Kingdom's regional electricity companies. Approximately 91% of SEEBOARD's customers are residential. For the year ended December 31, 1995, SEEBOARD had electricity sales of approximately 18 billion KWH and, excluding exceptional items, net earnings of approximately $118 million on revenues of approximately $1.9 billion (1.00 pound=$1.58). SEEBOARD's results for the year ended

December 31, 1995 are not indicative of the results that will be experienced by SEEBOARD as a subsidiary of CSW due, in part, to the debt incurred in connection with the financing of the acquisition, the purchase accounting adjustments and the accounting adjustments made to adjust SEEBOARD's results for U.S. Generally Accepted Accounting Principles. See LIQUIDITY AND CAPITAL RESOURCES and NOTE
13. UNAUDITED PRO FORMA INFORMATION.

     On January 10, 1996, CSW's Tender Offer was declared wholly unconditional. Through February 29, 1996, CSW (UK) had acquired shares representing, or had received valid acceptances in respect of, approximately 92.3% of the outstanding share capital of SEEBOARD. CSW (UK) expects to acquire the remaining 7.7% of the outstanding share capital of SEEBOARD by the end of the second quarter of 1996.


TERMINATION OF EL PASO MERGER

     In May 1993, CSW entered into a Merger Agreement pursuant to which El Paso would emerge from bankruptcy as a wholly owned subsidiary of CSW. El Paso is an electric utility company headquartered in El Paso, Texas, which filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code on January 8, 1992. On June 9, 1995, CSW notified El Paso that CSW would not extend the termination date under the Merger Agreement as had been requested by El Paso and, accordingly, that it was terminating the Merger Agreement. CSW also informed El Paso on June 9, 1995 that it was withdrawing the Modified Plan for the proposed Merger with El Paso by a contemporaneous filing with the Bankruptcy Court. On June 9, 1995, following CSW's notification that it was terminating the Merger and withdrawing the Modified Plan, El Paso filed suit against CSW. On June 15, 1995, CSW filed suit against El Paso. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS for a discussion of the legal proceedings surrounding this termination.


RESTRUCTURING

     During 1993, CSW announced a restructuring under which the CSW System restructured the Electric Operating Companies under a new business unit called CSW Electric and centralized many common service functions into CSW Services in order to reduce costs and improve efficiency and productivity. The restructuring included restaffing positions throughout the CSW System and a reduction in the workforce by more than 7% system-wide. The restructuring costs were initially estimated to be $97 million and were expensed in 1993. The actual costs of the restructuring, approximately $86 million, were incurred primarily during 1994. CSW has realized a number of benefits from the restructuring, including increased efficiencies and synergies through the elimination of previously duplicated functions.


RATES AND REGULATORY MATTERS

     CPL RATE REVIEW
     On November 6, 1995, CPL filed with the Texas Commission a request to increase its retail base rates by $71 million and reduce its annual retail fuel factors by $17 million. The net effect of these proposals would be an increase of $54 million, or 4.6%, in total annual retail revenues based on a test year ended June 30, 1995. CPL is not seeking interim rate relief, but will implement bonded rates in May 1996, the earliest date permitted by law. CPL also is seeking to reconcile $229 million of fuel costs incurred during the period July 1, 1994 through June 30, 1995. CPL's previous request to reconcile fuel costs from March 1, 1990 to June 30, 1994 in Docket No. 13650 was consolidated with the current rate review.
If the requested increase and other adjustments in rate structure are approved, CPL will commit not to increase its base rates prior to January 1, 2001, subject to certain force majeure events.

     CPL is requesting this rate review in large part as a result of the expiration of the amortization of its Mirror CWIP liability. The Mirror CWIP liability was amortized to income in declining amounts over a five-year period from 1991 through 1995 pursuant to rate settlements reached by CPL in 1990 and 1991. In 1995, Mirror CWIP provided $41 million in non-cash earnings at CPL. Also included in the request are proposals by CPL to accelerate recovery of nuclear and regulatory assets as a way to proactively address certain assets that could possibly be unrecoverable or stranded in a more competitive electric utility industry. In a preliminary order issued December 21, 1995, the Texas Commission expanded the scope of the rate review to address certain competitive issues facing the electric utility industry. The competitive issues to be addressed by CPL in a supplemental filing due April 1, 1996, are: (i) the calculation of rates on an unbundled or functional basis (i.e., generation, transmission and distribution); (ii) the current value of CPL's generating assets as compared to estimates of the market value of such assets under alternate future industry structures; (iii) the application of performance based ratemaking; (iv) potential revisions in the methodology of reconciling and recovering fuel costs; and (v) the Texas Commission's authority to introduce competition in the electric utility industry under existing law.

     On February 13, 1996, intervening parties filed testimony in the revenue requirements phase of CPL's base rate case. Among the parties that filed testimony were the OPUC which recommended a base rate decrease of approximately $75 million on a total company basis and the Cities which recommended a base rate reduction of approximately $52 million on a total company basis.

     On February 20, 1996, the Staff filed testimony recommending an increase in total company base rates of approximately $30 million. Certain elements of the Staff's proposal are described below.

     The Staff recommended a return on common stock equity of 11.35% compared to the 12.25% return on common equity requested by CPL. The Staff recommended a disallowance of $16 million in costs billed for administrative services by CSW Services to CPL on the basis that the specific benefits to CPL were not clearly identified. Additionally, the Staff recommended a $7 million reduction in CPL's current annual depreciation accrual and a $3 million reduction in CPL's requested accrual for decommissioning STP. A comparison of the Staff's recommendation for a base rate increase, compared to CPL's claimed revenue deficiency is provided in the CPL RATE REVIEW COMPARISON table.

                     CPL RATE REVIEW COMPARISON
                            (millions)

                CPL revenue deficiency (1)     $103
                Return on common equity         (21)
                CSW Services expenses           (16)
                Depreciation expense             (7)
                Decommissioning expense          (3)
                Miscellaneous items             (26)
                Staff recommended
                  revenue increase (2)          $30

                (1) The total company rate increase requested by CPL was reduced from $103 million to $78 million ($71 million allocated to the Texas retail jurisdiction) in accordance with rate settlements entered into by CPL in 1990 and 1991.
                (2) The Staff recommended that CPL be granted a $23 million base rate increase and an annual increase of $7 million in customer service charges.

     The Staff and other parties' recommendations on the fuel portion of the case are expected to be filed in early March 1996.

     After completion of hearings in all phases of the rate case, which began in late February 1996 and are expected to conclude during the third quarter of 1996, the ALJs assigned to hear the case will issue a proposal for decision for consideration by the Texas Commission. Testimony filed by parties to the rate case, including the Staff, is not binding on either the ALJs or the Texas Commission. A final decision on the rate request is not anticipated from the Texas Commission prior to December 1996.

     Management of CSW and CPL cannot predict the ultimate outcome of CPL's rate case, although management believes that the ultimate resolution will not have a material adverse effect on CPL's or CSW's consolidated results of operations or financial condition. However, if CPL ultimately is unsuccessful in obtaining adequate rate relief, CPL and CSW could experience a material adverse effect on their results of operations and financial condition.

     CPL 1995 AGREEMENT
     On April 5, 1995, CPL reached an agreement in principle with other parties to pending regulatory proceedings involving base rate, fuel and prudence issues relating to an outage experienced at STP during 1993 and 1994. On May 16, 1995, CPL filed the CPL 1995 Agreement with the Texas Commission. Pursuant to the CPL 1995 Agreement, base rate refunds, fuel refunds and the reduction of CPL's fuel factors were implemented on an interim basis during the summer of 1995. Under the CPL 1995 Agreement, CPL provided customers a one-time base rate refund of $50 million. In addition, CPL refunded approximately $30 million in over-recovered fuel costs through April 1995. Furthermore, CPL did not charge customers for $62.25 million in replacement power costs and related interest primarily associated with the 1993-1994 STP outage. The CPL 1995 Agreement did not result in any ongoing change in base rate levels and provided that there would be no new rate review requests filed prior to September 28, 1995. CPL also reduced its fuel factors, effective in July 1995, by approximately $55 million on an annual basis due to projections of lower fuel costs. Hearings on the CPL 1995 Agreement were held on July 19, 1995, and the final written Texas Commission order approving the CPL 1995 Agreement was received on October 4, 1995. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS.

     WTU STIPULATION AND AGREEMENT
     WTU has been the subject of several pending regulatory matters, including the following: (i) a retail rate proceeding and fuel reconciliation before the Texas Commission in Docket No. 13369; (ii) Writ of Error to the Supreme Court of Texas - review of WTU's 1987 Texas rate case in Docket No. 7510; and (iii) the Texas Commission's proceeding on remand in Docket No. 13949 regarding deferred accounting treatment for Oklaunion Power Station Unit No. 1 originally authorized in the Texas Commission's order in Docket No. 7289.

     On September 22, 1995, WTU, along with other major parties to the above described matters, filed with the Texas Commission a joint stipulation and agreement to resolve all of these matters. The WTU Stipulation and Agreement is a unified package that included: (i) a retail base rate reduction of approximately $13.5 million annually starting with WTU's October 1995 revenue month billing cycle; (ii) a $21 million retail refund which was not attributed to any specific cause but was inclusive of all claims related to the three above described litigation and regulatory matters and included the effect of the rate reduction retroactive to October 1, 1994; (iii) a reduction of fixed fuel factors by approximately 2%; (iv) various rate and accounting treatments including a reasonable return on equity for retail operations of 11.375%; and (v) a retail base rate freeze until October 1, 1998, subject to certain force majeure provisions.

     On November 9, 1995, the Texas Commission rendered a final order that implemented the joint stipulation and agreement. The WTU Stipulation and Agreement is expected to impact WTU's results of operations for the next several years, reducing annual earnings by approximately $8 million beginning in 1996. The WTU Stipulation and Agreement also eliminated several significant risks that have been the subject of regulatory proceedings relating to deferred plant costs and rates and will enable WTU's rates to remain at competitive levels for the foreseeable future. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS.

     See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS for information regarding other regulatory matters.

TRANSOK

     In January 1996, CSW announced it was exploring strategic alternatives for Transok, CSW's wholly owned intrastate natural gas gathering, transmission, marketing and processing subsidiary. The alternatives for Transok, which include a possible sale, are a part of CSW's continuous strategic review of its business. See NON-UTILITY INITIATIVES.


SOUTH TEXAS PROJECT

     CPL owns 25.2% of STP, a two-unit nuclear power plant which is located near Bay City, Texas. In addition, HLP, the Project Manager of STP, owns 30.8%, San Antonio owns 28.0% and Austin owns 16.0% of STP. STP Unit 1 was placed in service in August 1988 and STP Unit 2 was placed in service in June 1989.

     From February 1993 until May 1994, STP experienced an unscheduled outage resulting from mechanical problems. The outage resulted in significant rate and regulatory proceedings involving CPL, including a base rate case and fuel reconciliation proceedings as previously discussed. Unit 1 restarted on February 25, 1994 and reached 100% power on April 8, 1994 and Unit 2 resumed operation on May 30, 1994 and reached 100% power on June 16, 1994. During the last six months of 1994, the STP units operated at capacity factors of 98.6% for Unit 1 and 99.2% for Unit 2. For a discussion of regulatory matters surrounding the STP outage, see RATES AND REGULATORY MATTERS above and NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS.

     Both STP units were removed from service during 1995 for scheduled refueling outages. The fueling outages lasted 41 days for Unit 1 and 26 days for Unit 2. For the year 1995, Unit 1 and Unit 2 operated at net capacity factors of 84.9% and 90.6%, respectively.

     For additional information regarding STP and the accounting for the decommissioning of STP, see NOTE 1. SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES and NOTE 2. LITIGATION AND REGULATORY
PROCEEDINGS.


LIQUIDITY AND CAPITAL RESOURCES

     OVERVIEW
     The historical capital requirements of the CSW System have been primarily for the construction of electric utility plant. Based on projections of growth in peak demand, CSW does not anticipate that large capital expenditures for the construction of new generating capacity will be required through the end of this decade. Accordingly, future capital expenditures for the Electric Operating Companies, as well as SEEBOARD, are anticipated to be primarily for existing distribution systems. Primary sources of capital are long-term debt and preferred stock issued by the Electric Operating Companies, long-term and short-term debt and common stock issued by CSW and internally generated funds. CSW Energy and CSW International typically use various forms of non-recourse project financing to provide a portion of the capital required for their respective projects. In addition, CSW, in order to strengthen its capital structure and support growth from time to time, may issue additional shares of CSW Common.

     Internally generated funds should meet most of the capital requirements of the Electric Operating Companies. However, CSW's strategic initiatives, including expanding CSW's core electric utility and non-utility businesses through acquisitions or otherwise, may require additional capital from external sources. As of February 29, 1996, CSW Investments had borrowed approximately $1.0 billion to fund a portion of the SEEBOARD acquisition purchase price pursuant to a credit facility for which neither CSW nor CSW International is subject to recourse. On February 27, 1996, CSW sold 15,525,000 shares of CSW Common pursuant to the 1996 Stock Offering and received approximately $398 million in net proceeds, which it used to repay a portion of the indebtedness incurred by CSW to finance the acquisition of SEEBOARD.

     Productive investment of net funds from operations in excess of capital expenditures and dividend payments are necessary to enhance the long-term value of CSW for its investors. CSW is continually evaluating the best use of these funds. Subject to certain exceptions, CSW is required to obtain authorization from various regulators in order to invest in any additional business activities. See RECENT DEVELOPMENTS AND TRENDS - HOLDING COMPANY ACT.

     SEEBOARD ACQUISITION FINANCING
     The aggregate adjusted purchase price to be paid for SEEBOARD in the Tender Offer is approximately $2.12 billion. As of February 29, 1996, CSW had contributed approximately $829 million of the purchase price to complete the acquisition of SEEBOARD shares in connection with the Tender Offer. CSW obtained such funds through borrowings under the $850 million CSW Credit Agreement. Borrowings under the CSW Credit Agreement are unsecured and mature on November 6, 2000, subject to prepayment by CSW at any time. On February 28, 1996, CSW used the $398 million net proceeds from the 1996 Stock Offering to repay a portion of these borrowings. CSW anticipates that the remaining amounts owed under the CSW Credit Agreement will be repaid through a combination of internally generated funds, additional sales of CSW Common (including sales through CSW's Thrift Plan and PowerShare) or strategic sales of assets, including possibly Transok. See TRANSOK, and 1996 STOCK OFFERING, THRIFTPLUS PLAN and POWERSHARESM.

     CSW (UK) has obtained or will obtain the remaining funds necessary to consummate the Tender Offer, approximately $1.29 billion, from capital contributions or loans to be made to CSW (UK) by its sole shareholder, CSW Investments, which has arranged the CSW Investment Credit Facility for that purpose. Neither CSW nor CSW International, the indirect parent of CSW Investments and CSW (UK), has guaranteed or is otherwise subject to recourse for amounts borrowed under the CSW Investments Credit Facility. As of February 29, 1996, CSW Investments had borrowed approximately $1.0 billion under the CSW Investments Credit Facility. CSW Investments anticipates that amounts borrowed under the CSW Investments Credit Facility will be repaid through dividends and other amounts received, indirectly through CSW (UK), from SEEBOARD.


     CAPITAL EXPENDITURES
     Total capital expenditures for CSW, including the Electric Operating Companies, SEEBOARD, Transok and other diversified operations (but excluding capital that may be required for acquisitions), are estimated to be approximately $636 million, $671 million and $563 million for the years 1996 through 1998. The foregoing consists of forward looking information and, accordingly, actual results may differ materially from such projected information due to changes in the underlying assumptions. Such assumptions are based on numerous factors, including factors such as the rate of load growth, escalation of construction costs, changes in lead times in manufacturing, inflation, the availability and pricing of alternatives to construction, nuclear, environmental and other regulation, delays from regulatory hearings, adequacy of rate relief and the availability of necessary external capital. In addition, actual results may differ materially from the projected information due to changes in the nature and scope of CSW's diversified operations and the capital requirements that may be required to fund such operations.

     CSW periodically revaluates its capital spending policies and generally seeks to fund only those construction projects and investments that management believes will offer satisfactory returns in the current environment. Consistent with this strategy, the CSW System is likely to continue to make additional investments in energy-related and non-utility businesses and will continue to search for electric utility companies or other electric utility properties to acquire. CSW expects to fund the majority of its construction expenditures through internally generated funds. However, for any significant investment or acquisition, additional funds from the capital markets, including from the issuance and sale of additional CSW Common and short-term and long-term borrowings, may be required.

     CONSTRUCTION EXPENDITURES
     The Electric Operating Companies maintain a continuing construction program, the nature and extent of which is based upon current and estimated future demands upon the system. Planned construction expenditures for the Electric Operating Companies for the next three years are primarily to improve and expand distribution facilities and will be funded primarily through internally generated funds. These improvements will be required to meet the anticipated needs of new customers and the growth in the requirements of existing customers. Construction expenditures for the Electric Operating Companies were approximately $398 million in 1995, $492 million in 1994 and $445 million in 1993. The estimated total construction expenditures for the Electric Operating Companies for the years 1996 through 1998 are presented in the CONSTRUCTION EXPENDITURES table.

                   CONSTRUCTION EXPENDITURES

                               1996 1997 1998   Total
                                   (millions)
                Generation    $40   $68  $42    $150
                Transmission   38    46   55     139
                Distribution  168   172  174     514
                Fuel           18    11   15      44
                Other          68    59   57     184
                             $332  $356 $343  $1,031

     Information in the foregoing table is a forward looking statement and, accordingly, actual results may differ materially from such projected information due to changes in the underlying assumptions based on numerous factors, including those factors enumerated above under Capital Expenditures. Changes in those and other factors could cause each of the electric operating companies to defer or accelerate construction or to sell or buy more power, which would affect its cash position, revenues and income to an extent that cannot now be reliably predicted.

     Although CSW does not believe that the Electric Operating Companies will require substantial additions of generating capacity through the end of the decade, the CSW System's internal resource plan presently anticipates that any additional capacity needs will come from a variety of sources including projected coal- and lignite-fired generating plants for which the CSW System has invested approximately $135 million in prior years for plant sites, engineering studies and lignite reserves. Should future plans exclude these plants for environmental, economical or other reasons, CSW would evaluate the probability of recovery of these investments and may record appropriate reserves.

     LONG TERM FINANCING
     As of December 31, 1995, the capitalization ratios of CSW were 43% common stock equity, 4% preferred stock and 53% long-term debt. CSW continues to be committed to maintaining financial flexibility through maintaining a strong capital structure and favorable securities ratings in order to access capital markets opportunistically or when required. The 1995 capitalization ratios were significantly impacted when compared to 1994 due to the amount of indebtedness utilized to finance the SEEBOARD acquisition, a portion of which was repaid on February 28, 1996, with the $398 million net proceeds from the 1996 Stock Offering.

     CSW continually monitors the capital markets for opportunities to lower its cost of capital through refinancing. Since 1991, CSW has refinanced nearly $2.0 billion of outstanding securities and has lowered its embedded cost of debt from approximately 9.0% to 7.2% at the end of 1995. CSW's significant long-term financing activity for 1995 and 1996 through February 29, 1996 is summarized in the following table.

                ISSUED/UTILIZED                     REACQUIRED
     Financing     Amount                  Financial     Amount
     Instrument  (millions) Rate  Maturity  Instrument (millions) Rate Maturity

CPL    FMB(1)     $200.0    6 5/8% 2005    FMB           $139.2   9 3/8% 2019
       PCRB        100.6     6.1%  2028    PCRB            68.9  10 1/8% 2014
                                           PCRB (2)        31.8   9 3/4% 2015
       PCRB         40.9  floating 2015    PCRB (3)         8.4   7 1/8% 2004
                                           PCRB (3)        34.2   6.0%   2007
PSO    Medium Term                 2000 -
       Notes (4)    30.0  various  2001

WTU     FMB (5)     40.0    7 1/2% 2000
        FMB (6)     80.0    6 3/8% 2005    FMB             53.3   9 1/4% 2019

CSW     Credit
        Facility   431.0    floating   2000
        (7)

CSW
Invest- Credit
ments   Facility 1,024.7    floating   2001
        (8)

(1) The balance of proceeds not used to redeem higher cost FMBs were used to repay a portion of CPL's short-term borrowings, to provide working capital and for other general corporate purposes.
(2)  Collateralized PCRB (secured by a FMB).
(3) The additional funds required to redeem these issues were provided through internal funds and short-term borrowings.
(4) Proceeds were used to repay a portion of PSO's short-term borrowings and to reimburse PSO's treasury for the scheduled maturity of $25 million FMBs on March 1, 1996. The Medium Term Notes are a series of PSO's Senior Notes. The rates on the Medium Term Notes range from 5.89% to 6.03%.
(5) Proceeds were used to repay a portion of WTU's short-term borrowings and to reimburse WTU's treasury for the reacquisition of FMBs.
(6) The balance of proceeds not used to redeem higher cost FMBs were used to repay a portion of WTU's short-term borrowings.
(7) Represents the amount outstanding of the CSW Credit Agreement on February 29, 1996. Proceeds were used to purchase capital shares of SEEBOARD. Approximately $731 million was outstanding under the CSW Credit Agreement and is included in Long-Term Debt on the balance sheet at December 31, 1995. See SEEBOARD Acquisition Financing above. On February 28, 1996, CSW repaid $398 million of borrowings under the CSW Credit Agreement from the net proceeds of the 1996 Stock Offering. See 1996 Stock Offering, below.
(8)  Represents the amount outstanding of the CSW Investments
     Credit Facility on February 29, 1996. Proceeds were used to purchase additional capital shares of SEEBOARD in 1996. See SEEBOARD Acquisition Financing above.

     1996 STOCK OFFERING
     On February 27, 1996, CSW sold 15,525,000 shares of CSW Common in the 1996 Stock Offering and received net proceeds of approximately $398 million. These proceeds were used to repay a portion of the indebtedness incurred by CSW under the CSW Credit
Agreement to fund the acquisition of SEEBOARD.

     SHELF REGISTRATION STATEMENTS
     CSW and the Electric Operating Companies may issue additional securities subject to market conditions and other factors. CPL and PSO have filed shelf registration statements with the SEC for the issuance of securities from time to time based upon market conditions. CPL has shelf registration statements on file for up to $60 million of FMBs and up to $75 million of preferred stock. PSO has a shelf registration statement on file for the sale of up to $75 million of Senior Notes, $45 million of which was remaining as of February 29, 1996.

     SHORT-TERM FINANCING
     The Electric Operating Companies utilize short-term debt to meet fluctuations in working capital requirements due to the seasonal nature of electric sales and other interim capital needs. The CSW System has established a money pool to coordinate short-term borrowings by the Electric Operating Companies, Transok and CSW Services, which is funded through CSW's issuance of commercial paper. At December 31, 1995, the CSW System had two credit facilities in place aggregating $1.2 billion to back up the CSW commercial paper program.

     During 1995, the maximum amount of consolidated short-term debt outstanding for the CSW System was $1.65 billion in March 1995, which represented 22% of the total capitalization at December 31, 1995. The average amount of short-term debt during 1995 was $1.47 billion, of which $667 million was attributable to CSW Credit. The weighted average cost of short-term debt was 6.64% in 1995.

     POWERSHARE
     CSW's PowerShare plan is available to all CSW shareholders, employees, eligible retirees, utility customers and other residents of the four states where the Electric Operating Companies operate. Under this dividend reinvestment and stock purchase plan, participants are able to make optional cash payments and reinvest all or any portion of their dividends in additional CSW Common.

     In February 1996, CSW filed a registration statement with the SEC relating (i) to the issue and sale of an additional five million shares of CSW Common through the PowerShare plan and (ii) proposed amendments to the plan that would, among other things, make the plan available to the residents of all fifty states and the District of Columbia. During 1995 and 1994, CSW raised approximately $57 million and $50 million, respectively, in new equity through PowerShare. CSW expects to use the proceeds from sales of CSW Common made pursuant to PowerShare to reduce short-term and long-term debt and for other general corporate purposes.

     THRIFTPLUS PLAN
     CSW's ThriftPlus plan permits eligible employees to contribute up to 12% of their annual compensation to the plan, subject to certain exceptions. Funds contributed to the plan are invested by the plan trustee, at the employee's direction, in any of five investment options, including an option consisting of CSW Common. Historically, funds allocated to the CSW Common option under the plan have been used by the trustee to purchase shares of CSW Common in the open market. In order to provide the plan with the flexibility to acquire shares of CSW Common directly from CSW rather than on the open market, CSW filed a registration statement with the SEC during 1995 with respect to the issue and sale of up to an additional five million shares of CSW Common. In the event the ThriftPlus plan trustee elects, on behalf of the plan, to purchase CSW Common directly from CSW, CSW expects to use the proceeds from such sales to reduce short-term and long-term debt and for other general corporate purposes.

     INTERNALLY GENERATED FUNDS
     Internally generated funds consist of cash flows from operating activities less common and preferred stock dividends. The Electric Operating Companies utilize short-term debt to meet fluctuations in working capital requirements due to the seasonal nature of energy sales. Information concerning internally generated funds is in the following table.
                                           1995   1994  1993
                                            ($ in millions)
         Internally generated funds        $451   $424  $369

         Capital expenditures provided
          by internally generated funds (1) 37%    63%   58%

        (1) Capital expenditures include construction and acquisition expenditures, equity investments in
             CSW Energy projects and amounts invested by CSW to finance the SEEBOARD acquisition.

     CSW ENERGY
     At December 31, 1995, CSW had loaned $66 million to CSW Energy on an interim basis for the purpose of developing and constructing independent power and cogeneration facilities. Repayment of these amounts to CSW is expected to be made through funds obtained from third party non-recourse project financing. During 1995, CSW Energy secured such financing for its Ft. Lupton and Mulberry projects and reimbursed CSW for the interim loans. In addition to the amounts already expended for the development of projects, CSW Energy has, subject to certain limitations in the case of EWG and foreign utility investments, authority from the SEC to expend up to $250 million on future projects. The following table summarizes CSW's investments and commitments in CSW Energy projects at December 31, 1995.
                                             Letters of Credit
                                        Equity  and Guarantees Loans
                                                (millions)
         Brush                           $15.3        $--        $--
         Orange Cogeneration              53.2        2.3         --
         Ft. Lupton                       44.0       58.9       36.5
         Mulberry                         23.6       32.3         --
         Phillips Sweeny                    --        3.0        4.2
         Newgulf                          10.5         --         --
         Various developmental projects    8.1        7.1        9.5

     CSW Energy through CSW Development-I, Inc., a wholly owned subsidiary of CSW Energy, entered into a fixed price contract of $14 million to construct the Mulberry thermal host. At November 2, 1995, the thermal host was substantially completed for an aggregate cost of approximately $43 million and CSW Energy reached an agreement and settlement with its business partner regarding the $29 million cost overruns for the host facility. These negotiations also resulted in a change in the business partner for the Mulberry and Orange Cogeneration projects. Under the terms of the settlement, the newly admitted partner paid to CSW Energy 50%, or $53.2 million, of the outstanding obligations of Orange Cogeneration and assumed 50%, or $2.3 million, of the letters of credit and guarantees of the project. Concurrently, CSW Energy contributed as partners capital the remaining debt of $53.2 million to Orange Cogeneration. On the same date, CSW Energy obtained its term financing for the Mulberry project.

     CSW CREDIT
     CSW Credit purchases, without recourse, the accounts receivable of the Operating Companies and certain non-affiliated electric companies. CSW Credit's capital structure contains greater leverage than that of the Operating Companies, consequently lowering CSW's cost of capital. CSW Credit issues commercial paper, secured by the assignment of its receivables, to meet its financing needs. CSW Credit maintains a secured revolving credit agreement which aggregated $900 million at December 31, 1995 to back up its commercial paper program. The sale of these accounts receivables provides the Operating Companies with cash immediately, thereby reducing working capital needs and revenue requirements.


RECENT DEVELOPMENTS AND TRENDS

     COMPETITION AND INDUSTRY CHALLENGES
     Competitive forces at work in the electric utility industry are impacting the CSW System and electric utilities generally.
Increased competition facing electric utilities is driven by complex economic, political and technological factors. These factors have resulted in legislative and regulatory initiatives that are likely to result in even greater competition at both the wholesale and retail level in the future. As competition in the industry increases, the Electric Operating Companies will have the opportunity to seek new customers and at the same time be at risk of losing customers to other competitors. Additionally, the Electric Operating Companies will continue to compete with suppliers of alternative forms of energy, such as natural gas, fuel oil and coal, some of which may be cheaper than electricity. The Electric Operating Companies believe that their prices for electricity and the quality and reliability of their service currently place them in a position to compete effectively in the marketplace.

     The Energy Policy Act, which was enacted in 1992, significantly alters the way in which electric utilities compete. The Energy Policy Act creates exemptions from regulation under the Holding Company Act and permits utilities, including registered utility holding companies and non-utility companies, to form EWGs. EWGs are a new category of non-utility wholesale power producers that are free from most federal and state regulation, including the principal restrictions of the Holding Company Act. These provisions enable broader participation in wholesale power markets by reducing regulatory hurdles to such participation. The Energy Policy Act also allows the FERC, on a case-by-case basis and with certain restrictions, to order wholesale transmission access and to order electric utilities to enlarge their transmission systems. A FERC order requiring a transmitting utility to provide wholesale transmission service must include provisions generally that permit the utility to recover from the FERC applicant all of the costs incurred in connection with the transmission services and any enlargement of the transmission system and associated services. Wholesale energy markets, including the market for wholesale electric power, have been extremely competitive since the enactment of the Energy Policy Act. The Electric Operating Companies must compete in the wholesale energy markets with other public utilities, cogenerators, qualifying facilities, EWGs and others for sales of electric power. While CSW believes that the Energy Policy Act will continue to make the wholesale markets more competitive, CSW is unable to predict the extent to which the Energy Policy Act will impact CSW System operations.

     On March 29, 1995, consistent with the direction of the Energy Policy Act, the FERC announced in a NOPR a requirement that each public utility that owns and controls transmission facilities in interstate commerce must unbundle its services and file open access transmission tariffs under which such utility will offer comparable open access transmission services to its transmission customers. In addition, the FERC revised its proposed mechanisms by which utilities will be permitted to recover stranded investment costs expected to be brought about by the proposed changes. On August 7, 1995, CSW filed comments on the proposed approach in the NOPR with the FERC.
Although CSW supports the concept of comparable open access for the nation's transmission service, CSW believes that certain changes must be made in the FERC's proposed approach of implementing the open transmission system. First, with respect to the issue of stranded investments, the FERC proposed that customers who left the utility company pay for a portion, but not all, of the costs incurred by the owner of existing facilities that are not utilized as a result of the loss of such customers. CSW raised concerns about the FERC's proposed methodology for addressing stranded investment because it did not, in CSW's view, provide for the fair recovery of the full amount previously invested. Second, CSW proposed that the FERC adopt a "power flow pricing" approach whereby all electric systems that incur costs because of a transmission transaction are compensated, as opposed to the traditional "postage stamp" method whereby only the companies that are directly involved in the actual purchase and sale of the electricity are compensated or charged.

     On February 9, 1996, the Electric Operating Companies filed at the FERC complete sets of open access transmission tariffs for both the companies that are members of the Southwest Power Pool as well as the companies that are members of ERCOT. These tariffs substantially reflect the pro forma tariffs attached to the FERC's March 29, 1995 NOPR. Open access and market pricing should increase marketing opportunities for the Electric Operating Companies, but may also expose them to the risk of loss of load or reduced revenues due to competition with alternate suppliers.

     Increasing competition in the utility industry brings an increased need to stabilize or reduce rates. The retail regulatory environment is beginning to shift from traditional rate base regulation to incentive regulation. Incentive rate and performance-based plans encourage efficiencies and increased productivity while permitting utilities to share in the results. Retail wheeling, a major industry issue which may require utilities to "wheel" or move power from third parties to their own retail customers, is evolving gradually. Many states throughout the country currently have preliminary legislation introduced to investigate the issue. For example, in Oklahoma (portions of which are served by PSO), a legislative task force is examining state laws affecting retail electric companies. Issues being addressed include retail wheeling, territorial boundaries, taxes and condemnations.

     CSW believes that retail competition would harm the best interests of CSW's and the Electric Operating Companies' customers and security holders unless CSW receives fair recovery of the full amounts previously invested to finance power plants. These investments, which were reasonably incurred, were made by the CSW System to meet their obligation to serve the public interest, necessity and convenience. This obligation has existed for nearly a century and remains in force under current law. CSW intends to strongly oppose attempts to impose retail competition without just compensation for the risks and investments CSW undertook to serve the public's demand for electricity.

     CSW is unable to predict the ultimate outcome or impact of competitive forces on the electric utility industry or the CSW System. As the wholesale and retail electricity markets become more competitive, however, the principal factor determining success is likely to be price, and to a lesser extent, reliability, availability of capacity, and customer service.

     PURA
     Amendments to PURA, the legal foundation of electric regulation in Texas, became effective on September 1, 1995. Among other things, the amendments deregulate the wholesale bulk power market in ERCOT, permit pricing flexibility for utilities facing competitive challenges, provide for a market-driven integrated resource planning process and mandate comparable open access transmission service.

     PURA also requires that the Texas Commission adopt a rule on comparable open transmission access by March 1, 1996. In conjunction with this rulemaking proceeding (Project No. 14045), Texas Commission Chairman Pat Wood issued a proposal on September 6, 1995, for the purpose of maximizing competition in the ERCOT wholesale bulk power market. The proposal calls for the functional unbundling of integrated utilities where distribution entities could purchase their power requirements from any generator or set of generators in ERCOT. Those generators which are currently regulated would be deregulated after provisions are in place to recover stranded costs. The proposal has been assigned to a separate proceeding (Project No. 15000). CSW expects this project to provide the vehicle for the Texas Commission and other interested parties to develop positions on industry restructuring before the Texas Legislature convenes in January 1997. A schedule has been developed for Project No. 15000 that includes a series of workshops and technical conferences during the first half of 1996. The schedule contemplates that the Texas Commission will develop legislative recommendations on restructuring and stranded costs during the second half of 1996.

     On February 7, 1996, the Texas Commission adopted a rule governing transmission access and pricing (Project No. 14045). The pricing method tentatively adopted by the Texas Commission is a hybrid combination of an ERCOT-wide postage stamp rate covering 70% of total ERCOT transmission costs and a distance-sensitive component referred to as a vector-absolute megawatt mile which recovers the remaining 30% of ERCOT transmission costs. Although the open access tariffs filed with the FERC on February 9, 1996 do not reflect Project No. 14045 pricing, CSW anticipates filing tariffs with the FERC that do conform to the Texas Commission's rule in the second quarter of 1996.

     REGULATORY ACCOUNTING
     Consistent with industry practice and the provisions of SFAS No. 71, which allows for the recognition and recovery of regulatory assets, the Electric Operating Companies have recognized significant regulatory assets and liabilities. Management believes that the Electric Operating Companies will continue to meet the criteria for following SFAS No. 71. However, in the event the Electric Operating Companies no longer meet the criteria for following SFAS No. 71, a write-off of regulatory assets and liabilities would be required. For additional information regarding SFAS No. 71 reference is made to NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

     HOLDING COMPANY ACT
     The Holding Company Act generally has been construed to limit the operations of a registered holding company to a single integrated public utility system, plus such additional businesses as are functionally related to such system. Among other things, the Holding Company Act requires CSW and its subsidiaries to seek prior SEC approval before effecting mergers and acquisitions or pursuing other types of non-utility initiatives. Pervasive regulation under the Holding Company Act may impede or delay CSW's efforts to achieve its strategic and operating objectives, including its pursuit of non-utility initiatives. During 1995, a bill was introduced in the United States Senate which, if adopted, would repeal the Holding Company Act and replace it with a new, less restrictive, holding company law administered by the FERC. CSW cannot predict if or when Holding Company Act repeal legislation will be enacted or what form such legislation will take if adopted. However, CSW intends to continue its efforts to repeal or modify the Holding Company Act in order to provide the flexibility to compete within the changing environment.

     CONSOLIDATED TAXES
     Prior to 1992, the Texas Commission allowed income taxes to be recovered in rates based on the federal income tax incurred by a utility as if it were a stand-alone company. This "stand-alone" approach treated the regulated activities of a utility as a separate entity and considered only those revenues and expenses that are included in the utility's cost of service to calculate the federal income tax liability for ratemaking purposes. However, in 1992 the Texas Commission changed its method of calculating the federal income tax component of rates to the "actual tax approach." This approach reduces rates by the tax benefits of deductions which are not considered for or included in setting rates for the utility.

     On April 13, 1995, the Supreme Court issued a decision which holds that the Texas Commission is not required to use the tax benefits associated with the losses of unregulated affiliates to reduce tax expense in cost of service. The Supreme Court also ruled that the Texas Commission cannot include the income tax deductions taken by the utility for disallowed expenses when determining the utility's federal income tax liability. This decision will allow CSW, and indirectly its shareholders, to retain the tax benefits associated with disallowed expenditures.


ENVIRONMENTAL MATTERS

     The operations of the CSW System, like those of other utility systems, generally involve the use and disposal of substances subject to environmental laws. CERCLA, the federal "Superfund" law, addresses the cleanup of sites contaminated by hazardous substances. Superfund requires that PRPs fund remedial actions regardless of fault or the legality of past disposal activities. PRPs include owners and operators of contaminated sites and transporters and/or generators of hazardous substances. Many states have similar laws. Legally, any one PRP can be held responsible for the entire cost of a cleanup. Usually, however, cleanup costs are allocated among PRPs.

     The Electric Operating Companies are subject to various pending claims alleging that they are PRPs under federal or state remedial laws for investigating and cleaning up contaminated property. CSW anticipates that resolution of these claims, individually or in the aggregate, will not have a material adverse effect on CSW's or any Electric Operating Company's results of operations or financial condition. Although the reasons for this expectation differ from site to site, factors that are the basis for the expectation for specific sites include the volume and/or type of waste allegedly contributed by the Electric Operating Company, the estimated amount of costs allocated to the Electric Operating Company and the participation of other parties. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS, for additional discussion of environmental matters.

NON-UTILITY INITIATIVES

     As indicated above, one component of CSW's four-part strategy to meet the increasing competition and fundamental changes in the electric utility industry is to expand CSW's non-utility and energy-related business. While CSW believes that such initiatives are necessary to maintain its competitiveness and to supplement its growth in the future, the Holding Company Act may impede or delay its ability to successfully pursue such initiatives. See RECENT DEVELOPMENTS AND TRENDS.

     TRANSOK
     Transok is an intrastate natural gas gathering, transmission, marketing and processing company that provides natural gas services to CSW System companies, predominately PSO, and to non-affiliated gas customers throughout the United States. Transok's natural gas facilities are located in Oklahoma, Louisiana and Texas. It operates gas processing plants and markets natural gas liquids produced from those plants to various markets. During 1995, a new processing plant was completed that increased Transok's processing capacity by approximately 27%. In addition, during the second quarter of 1996, two new natural gas compression units are scheduled to be completed. These units will increase Transok's west to east transport capacity by approximately 22%.

     In January 1996, CSW announced it was exploring strategic alternatives for its investment in Transok. The alternatives, which include a possible sale, are a part of CSW's ongoing strategic review of its business.

     CSW ENERGY
     CSW Energy is authorized to develop various independent power and cogeneration facilities and to own and operate such non-utility projects, subject to regulatory approval. The table below summarizes CSW Energy's participation in projects as of the end of 1995.

                      Capacity   Commercial
                      (in MW)    Operation   Ownership Thermal
Project    Location  Total Sold     Date     Interest    Host      Host Utility

Brush II   Brush, CO    68  68   January 1994    47%  Greenhouse  Public Service
                                                                    Company of
                                                                     Colorado
Ft. Lupton Ft. Lupton, 272 272     June 1994     50%  Greenhouse  Public Service
              CO                                                    Company of
                                                                     Colorado
Mulberry  Polk County, 120 110    August 1994    50%   Distilled   Florida Power
              FL                                     water/ethanol  Corporation
                                                        plant
Orange    Polk County, 103  97     June 1995     50%  Orange juice Florida Power
              FL                                       processor    Corporation
                                                                       Tampa
                                                                      Electric
                                                                      Company
Phillips  Sweeny, TX   300  90*    Mid 1998      50%    Refinery   Undetermined*
Sweeny

Newgulf   Wharton, TX   85  --     Mid 1996     100%      IPP      Undetermined

*The Phillips Sweeny project has the unexercised option to sell 90 MW of capacity to Phillips Petroleum Company.

     In addition to these projects, CSW Energy has another six projects totaling approximately 2,000 MW in various stages of development, mostly in affiliation with other developers.

     CSW INTERNATIONAL
     CSW International was formed in 1994 to engage in international activities, including developing, acquiring, financing and owning EWGs and foreign utility companies. CSW International's most significant activity to date is the acquisition, indirectly through CSW (UK), of the outstanding share capital of SEEBOARD pursuant to the Tender Offer. See SEEBOARD ACQUISITION above. CSW International also intends to continue its efforts in Mexico, with a stated goal of participating in providing Mexico's future electricity needs.

Although the recent devaluation of the Mexican peso has slowed previously projected power demand, CSW International continues to believe that the geographic location of the CSW System offers opportunities to provide bulk power to Mexico. CSW International continues to seek to expand into other countries in Latin America, Europe and Asia that meet its investment criteria.

     CSW COMMUNICATIONS
     CSW Communications was formed in 1994 to provide communication services to the Electric Operating Companies and non-affiliates.
One important goal of CSW Communications is to enhance services to CSW System customers through fiber optics and other telecommunications technologies. In Laredo, Texas, a project has been undertaken to install fiber optic lines and coaxial cable to CPL customers. The project, a network of over 3,000 homes with approximately 700 customers currently participating, will demonstrate the energy efficiency and cost savings that result from giving customers greater choice and control over their electric service. CSW Communications offers similar utility management services to other parties, including affiliates as well as non-affiliates. In the future, CSW Communications may, subject to any required regulatory approvals, seek to lease or otherwise use the reserve capacity for other services including telephone service, cable television and home security systems. CSW Communications presently owns and manages a 185 mile fiber-optic line connecting the south Texas cities of Corpus Christi, Harlingen and McAllen, and anticipates the construction of another fiber-optic line, connecting Shreveport, Louisiana and Longview, Texas, to begin in mid-1996.

     CSW Communications filed for "exempt telecommunications company" status with the FCC on February 8, 1996, subsequent to legislation that introduced competition to telephone and other communications industries that operated within regulated environments. The filing with the FCC automatically qualifies CSW Communications as an exempt telecommunications company, pending the FCC's review of the application (which is required to be completed within 60 days). CSW believes that CSW Communications' exempt telecommunications company status will enable it to compete more effectively with other telecommunications companies.

     ENERSHOPSM
     In September 1995, EnerShop was formed to provide energy services to customers throughout the Southwest. EnerShop offers services that help reduce customers' operating costs through increased energy efficiencies and improved equipment operations. EnerShop utilizes the skills of local trade allies in offering services that include energy and facility analysis, project management, engineering design and equipment procurement and construction, third party financing and equipment leasing, savings and performance guarantees and performance monitoring. EnerShop recently secured its first major contract and has bids outstanding for several additional projects in 1996.


NEW ACCOUNTING STANDARDS

     SFAS NO. 121
     In March 1995, the FASB issued SFAS No. 121 to be effective for financial statements for fiscal years beginning after December 15, 1995. The statement establishes a two-fold test for identification and quantification of an impaired asset. The first test in determining an impairment is to compare the sum of expected future cash flows (undiscounted and without interest charges) related to an asset to the carrying amount of the asset. If the sum of expected cash flows is not sufficient to recover the carrying value of the asset, then an impairment is recognized. Once an impairment is identified, the second part of the test is applied to quantify the amount of the impairment. The statement lists several alternative methods of establishing fair market value and quantifying the impairment. Cash flows used to measure possible impairment of an asset are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. For the Electric Operating Companies, the lowest independently identifiable cash flow level used for this analysis is jurisdictional rates charged to customers.

     CSW will adopt SFAS No. 121 in the first quarter of 1996.
Under the current regulatory environment, CSW does not expect the adoption of SFAS No. 121 to have a significant impact on CSW's consolidated results of operations or financial condition. However, future developments in the electric industry and utility regulation could jeopardize the full recovery of the carrying cost of certain investments. Consequently, CSW is monitoring the changing conditions facing the electric utility industry.

     SFAS NO. 123
     SFAS No. 123 was issued in October 1995 with an effective date for transactions entered into after December 15, 1995. This statement requires the use of an option pricing model to calculate the value of stock-based compensation transactions where such value cannot otherwise be determined, but then allows for two alternative methods of reporting the transactions. One method recognizes this value as a cost of compensation and as an expense for the current period. The alternative method permits footnote disclosure of the compensation cost, without charging the amount against current earnings.

     As provided by the provisions of SFAS No. 123, CSW will continue to apply the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and adopt the disclosure requirements of SFAS No. 123 in 1996. Accordingly, the adoption of SFAS No. 123 will not impact CSW's consolidated results of operations or financial condition.


RESULTS OF OPERATIONS

OVERVIEW OF RESULTS

     CSW's earnings increased to $402 million or $2.10 per share in 1995 as compared to $394 million or $2.08 per share in 1994 and $308 million or $1.63 per share in 1993. The return on average common stock equity was 13.1% in 1995 compared to 13.4% in 1994 and 10.6% in 1993. Electric operations contributed approximately 105% of total earnings in 1995 and approximately 100% of total earnings in 1994 and 1993. In 1995, corporate expenses, including $42 million of expenses related to the termination of the El Paso Merger, were offset in part by earnings at Transok, CSW Energy, SEEBOARD and CSW Credit, totaling $51 million in the aggregate.

     Earnings increased in 1995 compared to 1994 due primarily to higher electric revenues from customer growth and increased usage and lower operation and maintenance expenses. In addition, earnings from SEEBOARD contributed to the increase. Partially offsetting these factors were higher depreciation and interest and lower earnings from Mirror CWIP. Significant one time items impacting 1995 earnings are set forth in the SIGNIFICANT ITEMS table.

                      SIGNIFICANT ITEMS
                    (millions, after-tax)

               1995
               CPL 1995 Agreement         $(16)
               Merger termination          (27)
               Tax adjustments              30

               1993
               Restructuring charges      $(63)
               Recognition of unbilled
                 revenues                   49
               Early adoption of SFAS No.
                 112                        (9)
               Adoption of SFAS No. 109      6
               Establishment of reserves
                 for fuel and other
                 properties                (11)
               Tax adjustments             (18)

     Earnings increased in 1994 compared to 1993 due primarily to higher KWH sales and natural gas margins and decreased costs associated with the end of the outage at STP. In addition, CSW Energy, which had three projects become operational during 1994, contributed $2 million to earnings in 1994. These items were partially offset by increased interest and depreciation and amortization expense. In addition, earnings in 1993 were significantly affected by several items set forth in the SIGNIFICANT ITEMS table.

OPERATING REVENUES

     Revenues increased $112 million or 3% in 1995, after a decrease of $64 million or 2% in 1994. The variances in the different revenue categories are shown in the REVENUE VARIANCE table.

                           REVENUE VARIANCE
                   Increase (decrease) from prior year
                                                1995    1994
                                                (millions)
              U.S. Electric
                CPL 1995 Agreement             $(112)    $--
                WTU Stipulation and Agreement    (22)     --
                Base rates                        (8)      7
                Fuel costs                      (106)    (49)
                KWH sales                         62      61
              Other electric and diversified      16       2
              Natural gas                         74     (85)
              SEEBOARD                           208      --
                                                $112    $(64)

     ELECTRIC REVENUES
     Electric revenues decreased $182 million or 6% in 1995 compared to 1994. The acquisition of SEEBOARD contributed $208 million in revenues for the month of December 1995 and total U.S. Electric KWH sales increased approximately 5%, with increases in sales among all customer classes. During 1995, the average number of customers increased approximately 2%. In addition to customer growth, there was increased usage during 1995 as compared to 1994. However, offsetting the increases in revenue due to SEEBOARD and increased KWH sales were customer refunds made by CPL and WTU resulting from the resolution of rate proceedings during 1995 and lower fuel costs.

     Electric revenues increased $10 million in 1994 as compared to 1993 due primarily to increased KWH sales offset in part by decreased fuel revenues. Base rates increased in 1994 from 1993 due to a rate increase implemented by PSO in February 1994, offset in part by a 3.2% interim rate reduction implemented by WTU during the fourth quarter of 1994.

     The percentage changes in U.S. Utility KWH sales from the previous year for 1995 and 1994 are presented in the KWH SALES VARIANCE table. KWH sales to retail customers increased in 1995 as a result of increased customer usage and customer growth. KWH sales to retail customers in 1994 increased as a result of more favorable weather and increased residential customers. SWEPCO acquired BREMCO in July 1993, and accordingly, there were twelve months of KWH sales to these customers in 1994 compared to only six months in 1993. Weather was more favorable in 1994 than in 1993.

     The continued increases in industrial sales over the last two years reflect the increased marketing efforts by the Electric Operating Companies and the continued improvement in the economy throughout their service areas. Sales for resale increased in 1995 because STP was operational for the full year as compared to most of 1994, thereby eliminating the need for plants in the CSW System to produce power to replace the power normally produced at STP. In addition, during 1995, WTU began supplying a major new wholesale customer. The Electric Operating Companies have maintained relatively low competitive rates in an increasingly competitive marketplace. Efforts have increased at each of the Electric Operating Companies to attract new customers while efficiently serving all customers.

                     U.S. ELECTRIC KWH SALES VARIANCE
                       (Increase from prior year)

                                           1995      1994

                        Residential         3.1%      2.9%
                        Commercial          2.2       3.8
                        Industrial          2.4       3.6
                        Sales for resale   18.7      21.9
                        Total sales         4.5       5.5

     NATURAL GAS REVENUES
     Revenues from natural gas increased 14% to $592 million in 1995 from $518 million in 1994 due primarily to an increase in natural gas sales volumes which was partially offset by a reduction in sales prices. Also contributing to the increase in 1995 natural gas revenues were increased natural gas liquids sales volumes and prices. The 14% decrease in revenues in 1994 from $603 million in 1993 was due to a decrease in natural gas prices which was partially offset by an increase in volumes.

     OTHER DIVERSIFIED REVENUES
     Other diversified revenues increased 30% to $52 million in 1995 as compared to $40 million in 1994 due primarily to two CSW Energy projects that went into operation during the second and third quarter of 1994 and increased factoring revenues at CSW Credit. Other diversified revenues increased 38% in 1994 from $29 million in 1993 due to the reclassification of CSW Energy's operating revenues as discussed below under Other Income and Deductions.

     REVENUES FROM SEEBOARD
     CSW's operating revenues includes $208 million of revenues from SEEBOARD for the month of December 1995. During the month of December 1995, pursuant to its effective control of SEEBOARD through its 76.45% ownership interest, CSW began full consolidation accounting for SEEBOARD in its consolidated financial statements.


OPERATING EXPENSES

     FUEL AND PURCHASED POWER EXPENSE
     During 1995, the Electric Operating Companies generated approximately 98% of their electric energy requirements. During 1994 and 1993, they generated 95% and 92%, respectively. Total fuel and purchased power expenses increased $58 million or 5% from 1994, due primarily to SEEBOARD's December 1995 power purchases. Without including such purchases, total fuel and purchased power decreased $116 million during 1995 due mainly to a decrease in natural gas prices and an increased usage of lower cost nuclear fuel. The average unit cost of fuel was $1.58 per MMbtu during 1995, compared to $1.82 in 1994 and $2.11 in 1993. Purchased power decreased $8 million during 1995 due primarily to increased generation from STP which replaced power that had been purchased during the first six months of 1994 when STP was out of service. During 1995 STP was operational for the entire year allowing the use of lower cost nuclear fuel. The decrease in fuel and purchased power expense in 1994 compared to 1993 was attributable to a decrease in fossil fuel costs and increased usage of lower cost nuclear fuel.

     GAS PURCHASED FOR RESALE/GAS EXTRACTION AND MARKETING
     Gas purchased for resale increased 20% in 1995 from 1994, while it decreased 27% in 1994 from 1993. The increase in 1995 was caused by higher sales volumes, which more than offset the relatively low average cost of gas which prevailed during 1995 compared to 1994. Lower gas prices caused the decrease in 1994, including a significant reduction in prices attributable to sales made on natural gas drawn from storage. Gas extraction and marketing expenses increased 11% in 1995 from 1994 and 14% in 1994 from 1993. The 1995 and 1994 increases were both due to increases in natural gas liquids purchased for resale.

     OTHER OPERATING AND MAINTENANCE EXPENSES AND TAXES
     Other operating and maintenance expenses in 1995 increased $18 million or 2% from 1994 due primarily to the establishment of a $42 million reserve for expenses incurred in association with the terminated El Paso Merger and the inclusion of SEEBOARD's December 1995 operating and maintenance expenses, offset in part by the benefits that were realized from a cost-reduction initiative whereby CSW System employees received a portion of the operating and maintenance expense savings. In 1994, the 2% decrease in other operating and maintenance expenses from 1993 was due primarily to the absence of $29 million in maintenance expenses that were incurred during the 1993 STP outages, expenses associated with the 1993 adoption of SFAS No. 106 and reserves taken in 1993 on fuel and other properties, offset in part by the reclassification of CSW Energy's operating costs as discussed below under OTHER INCOME AND DEDUCTIONS.

     Income taxes were lower in 1995 than 1994 due to prior year adjustments, the reserve established in connection with the termination of the El Paso Merger as well as both the tax adjustments and the tax effects of the CPL 1995 Agreement and the WTU Stipulation and Agreement. In 1994, income taxes were higher than 1993 due to higher pre-tax income. Taxes other than income decreased in 1995 due to prior year adjustments but remained approximately the same in 1994 as in 1993.

     RESTRUCTURING CHARGES
     Restructuring charges reflect the original accrual of $97 million in 1993, which was subsequently reduced by $9 million in 1994 and $2 million in 1995. In addition, during 1995, $34 million in regulatory assets were capitalized in accordance with the CPL 1995 Agreement and the WTU Stipulation and Agreement for costs associated with the restructuring that had previously been charged to expense.

     DEPRECIATION AND AMORTIZATION
     Depreciation and amortization expense increased in 1995 and 1994 when compared to the prior year due primarily to increases in depreciable plant.

OTHER ITEMS

     OTHER INCOME AND DEDUCTIONS
     Other income and deductions decreased $12 million or 11% in 1995 compared to 1994, as a result of decreased Mirror CWIP liability amortization offset in part by approximately $11 million in previously deferred factoring income recognized as income by CPL beginning in 1995 pursuant to the CPL 1995 Agreement, increased interest income of $4 million and a $3 million gain on PSO's sale of non-utility fiber optic telecommunication property.

     Other income and deductions increased $18 million or 19% in 1994 compared to 1993 as a result of the reclassification of CSW Energy's operating activities offset partially by decreased Mirror CWIP liability amortization and the absence of adjustments recorded in 1993 associated with Transok's 1991 acquisition of TEX/CON.

Prior to 1994, CSW Energy was in the developmental stage of its business and, as a result, its operating activities were classified in CSW's Other Income and Deductions. However, in conjunction with the completion of three projects in 1994, CSW Energy's revenues and expenses were classified as operating activities in CSW's Operating Revenues and Other Operating Expenses. The net amount of these components had negative earnings impacts classified in Other Income and Deductions in 1993.

     INTEREST CHARGES
     Interest expense on long-term debt increased 5% in 1995 from 1994 due to higher levels of debt outstanding, whereas interest expense on long-term debt in 1994 was comparable to 1993. CSW's embedded cost of long-term debt decreased to 7.2% in 1995 from 7.7% in 1994. Short-term interest expense increased in 1994 due primarily to higher short-term interest rates combined with higher general corporate borrowings.

     CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES
     In 1993, CSW implemented SFAS No. 112, SFAS No. 109, and changed the method of accounting for unbilled revenues. These changes had a cumulative effect of increasing net income approximately $46 million.

     INFLATION
     Annual inflation rates, as measured by the national Consumer Price Index, have averaged approximately 2.8% during the three years ended December 31, 1995. Management believes that inflation, at this level, does not materially affect CSW's consolidated results of operations or financial position. However, under existing regulatory practice, only the historical cost of plant is recoverable from customers. As a result, cash flows designed to provide recovery of historical plant costs may not be adequate to replace plant in future years.

CSW
Consolidated Statements of Income
Central and South West Corporation
                                            For the Years Ended December 31,
                                                1995       1994       1993
                                         ($ in millions, except share amounts)

Operating Revenues                           $ 3,735    $ 3,623    $ 3,687

Operating Expenses and Taxes
  Fuel and purchased power                     1,184      1,126      1,181
  Gas purchased for resale                       372        311        424
  Gas extraction and marketing                   109         98         86
  Other operating                                629        596        593
  Restructuring charges                          (36)        (9)        97
  Maintenance                                    161        176        197
  Depreciation and amortization                  384        356        330
  Taxes, other than income                       171        186        191
  Income taxes                                   105        189        131
                                               3,079      3,029      3,230
Operating Income                                 656        594        457

Other Income and Deductions
  Mirror CWIP liability amortization              41         68         76
  Other                                           58         43         17
                                                  99        111         93
Income Before Interest Charges                   755        705        550

Interest Charges
  Interest on long-term debt                     284        218        219
  Interest on short-term debt and other           50         75         50
                                                 334        293        269
Income Before Cumulative Effect of
  Changes in Accounting Principles               421        412        281

Cumulative Effect of Changes in Accounting
  Principles                                      --         --         46
Net Income                                       421        412        327
Preferred stock dividends                         19         18         19
Net Income for Common Stock                  $   402    $   394    $   308


Average Common Shares Outstanding              191.7      189.3      188.4

Earnings per Share of Common Stock before
  Cumulative Effect of Changes in
  Accounting Principles                      $  2.10    $  2.08    $  1.39
Cumulative Effect of Changes in Accounting
  Principles                                      --         --       0.24
Earnings per Share of Common Stock           $  2.10    $  2.08    $  1.63

Dividends Paid per Share of Common Stock     $  1.72    $  1.70    $  1.62






The accompanying notes to consolidated financial statements are an integral part of these statements.

CSW
Consolidated Statements of Retained Earnings
Central and South West Corporation
                                                For the Years Ended December 31,
                                                  1995      1994      1993
                                                          (millions)

Retained Earnings at Beginning of Year           $ 1,824   $ 1,753   $ 1,751
    Net income for common stock                      402       394       308
    Deduct:  Common stock dividends                  329       322       306
    Deduct:  Reacquired preferred stock                4         1        --
Retained Earnings at End of Year                 $ 1,893   $ 1,824   $ 1,753









































The accompanying notes to consolidated financial statements are an integral part of these statements.

CSW
Consolidated Balance Sheets
Central and South West Corporation
                                                      As of December 31,
                                                      1995           1994
                                                           (millions)
ASSETS
  Electric
    Production                                   $   5,888      $   5,802
    Transmission                                     1,484          1,377
    Distribution                                     3,799          2,539
    General                                          1,209            764
    Construction work in progress                      346            412
    Nuclear fuel                                       165            161
      Total Electric                                12,891         11,055
  Gas                                                  869            798
  Other diversified                                     18             15
                                                    13,778         11,868
Less - Accumulated depreciation                      4,761          3,870
                                                     9,017          7,998

Current Assets
  Cash and temporary cash investments                  401            108
  National Grid assets held for sale                   100             --
  Accounts receivable                                1,093            837
  Materials and supplies, at average cost              188            162
  Electric utility fuel inventory, substantially
     at average cost                                   129            118
  Gas inventory/products for resale                     13             23
  Under-recovered fuel costs                            --             54
  Prepayments and other                                115             44
                                                     2,039          1,346

Deferred Charges and Other Assets
  Deferred plant costs                                 514            516
  Mirror CWIP asset                                    312            322
  Other non-utility investments                        296            394
  Income tax related regulatory assets, net            253            216
  Goodwill                                           1,074             --
  Other                                                364            274
                                                     2,813          1,722
                                                 $  13,869      $  11,066



The accompanying notes to consolidated financial statements are an integral part of the statements.

CSW
Consolidated Balance Sheets
Central and South West Corporation
                                                     As of December 31,
                                                      1995        1994
CAPITALIZATION AND LIABILITIES                           (millions)
Capitalization
  Common stock:   $3.50 par value
    Authorized shares:   350.0 million shares
    Issued and outstanding: 192.9 million shares
      in 1995 and 190.6 million shares in 1994    $    675    $    667
  Paid-in capital                                      610         561
  Retained earnings                                  1,893       1,824
    Total Common Stock Equity                        3,178       3,052
  Preferred stock
    Not subject to mandatory redemption                292         292
    Subject to mandatory redemption                     34          35
  Long-term debt                                     3,914       2,940
    Total Capitalization                             7,418       6,319

    Minority Interest                                  202          --

Current Liabilities
    Long-term debt and preferred stock due
      within twelve month                               30           7
    Short-term debt                                    692         910
    Short-term debt - CSW Credit, Inc.                 646         654
    Accounts payable                                   595         286
    Accrued taxes                                      228         111
    Accrued interest                                    77          61
    Provision for SEEBOARD acceptances               1,001          --
    Other                                              156         159
                                                     3,425       2,188

Deferred Credits
 Income taxes                                        2,306       2,048
 Investment tax credits                                306         320
 Mirror CWIP liability                                  --          41
 Other                                                 212         150
                                                     2,824       2,559
                                                  $ 13,869   $  11,066










The accompanying notes to consolidated financial statements are an integral part of these statements.

CSW
Consolidated Statements of Cash Flows
Central and South West Corporation
                                               For the Years Ended December 31,
                                                  1995        1994       1993
                                                        (millions)
OPERATING ACTIVITIES
  Net Income                                  $    421    $    412    $   327
  Non-cash Items Included in Net Income
    Depreciation and amortization                  425         402        366
    Deferred income taxes and investment tax
       credits                                     (11)         87         94
    Mirror CWIP liability amortization             (41)        (68)       (76)
    Restructuring charges                           (2)         (9)        97
    Cumulative effect of changes in
      accounting principles                         --          --        (46)
    Charges for terminated Merger                   42          --         --
    Regulatory assets established for
      previously incurred restructuring charges    (34)         --         --
  Changes in Assets and Liabilities
    Accounts receivable                            (36)         29        (52)
    Unrecovered fuel costs                          76          16        (63)
    Accounts payable                               (32)        (27)        34
    Accrued taxes                                   25          21         37
    Accrued restructuring charges                   (2)        (57)        --
    Other                                          (32)        (42)       (24)
                                                   799         764        694

INVESTING ACTIVITIES
  Capital expenditures                            (474)       (578)      (508)
  Acquisitions excluding SEEBOARD                   (6)        (21)      (106)
  Net cash paid on SEEBOARD acquisition           (415)         --         --
  Non-affiliated accounts receivable
    collections/(purchases), net                     2          11       (314)
  CSW Energy projects (includes $2, $73 and
    $19 of equity investments for 1995,
    1994 and 1993, respectively)                   109        (115)      (127)
  Other                                            (28)        (13)       (14)
                                                  (812)       (716)    (1,069)

FINANCING ACTIVITIES
  Common stock sold                                 57          50          1
  Proceeds from issuance of long-term debt       1,187         199        904
  Retirement of long-term debt                      (8)         (4)       (50)
  Reacquisition of long-term debt                 (355)        (27)      (987)
  Special deposits for reacquisition of
    long-term debt                                  --          --        199
  Redemption of preferred stock                     (1)        (33)       (17)
  Change in short-term debt                       (226)        153        602
  Payment of dividends                            (348)       (340)      (325)
                                                   306          (2)       327

Net Change in Cash and Cash Equivalents            293          46        (48)
Cash and Cash Equivalents at Beginning of Year     108          62        110
Cash and Cash Equivalents at End of Year       $   401     $   108    $    62

SUPPLEMENTARY INFORMATION
  Interest paid less amounts capitalized       $   301     $   280    $   260
  Income taxes paid                            $    77     $    93    $    53


The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       NATURE OF OPERATIONS
       CSW is a registered holding company under the Holding
  Company Act subject to regulation by the SEC. CSW's four Electric Operating Companies are also regulated by the SEC under the Holding Company Act.

       The principal business of CSW's four Electric Operating Companies, CPL, PSO, SWEPCO and WTU, is the generation, transmission, and distribution of electric power and energy. These four companies are subject to regulation by the FERC under the Federal Power Act and follow the Uniform System of Accounts prescribed by the FERC. They are subject to further regulation with regard to rates and other matters by state regulatory commissions as follows: CPL and WTU are subject to the Texas Commission; PSO is subject to the Oklahoma Commission; and SWEPCO is subject to the Arkansas Commission, Louisiana Commission, Oklahoma Commission and the Texas Commission.

       The principal business of CSW's United Kingdom electric operating subsidiary, SEEBOARD, is the distribution and supply of electric power and energy in southeast England. SEEBOARD's distribution business is subject to regulation of rates by the United Kingdom Office of Electricity Regulation.

       In addition to the electric utility operations, CSW has subsidiaries involved in a variety of other business activities. Transok is an Oklahoma natural gas company, CSW Energy and CSW International pursue cogeneration and other energy-related ventures, CSW Credit purchases the accounts receivable of affiliates and non-affiliates, CSW Communications pursues telecommunications projects, CSW Leasing invests in leveraged leases and EnerShop offers energy-management services.

       The more significant accounting policies of the CSW System are summarized below:

       PRINCIPLES OF CONSOLIDATION
       The consolidated financial statements include the accounts of CSW and its subsidiary companies. The consolidated financial statements for PSO include the accounts of its wholly owned subsidiary, Ash Creek. All significant intercompany items and transactions have been eliminated.

       USE OF ESTIMATES
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       FIXED ASSETS
       Electric fixed assets are stated at the original cost of construction, which includes the cost of contracted services, direct labor, materials, overhead items and allowances for borrowed and equity funds used during construction. SEEBOARD's fixed assets are stated at fair market value based on the preliminary allocation of the purchase price CSW paid for SEEBOARD. Transok's gas plant acquisitions are stated at fair market value based on the purchase price while other gas plant is stated at original cost of construction, which includes the cost of contracted services, direct labor, materials, overhead items and capitalized interest. See SEEBOARD ACQUISITION below for additional information, including the allocation of purchase price to the SEEBOARD Group's fixed asset accounts.

    DEPRECIATION
       Provisions for depreciation of plant are computed using the straight-line method, generally at individual rates applied to the various classes of depreciable property. The annual average consolidated composite rates were 3.4% for 1995 and 3.2% for both 1994 and 1993.

       CPL NUCLEAR DECOMMISSIONING OF THE STP PLANT
       At the end of STP's service life, decommissioning is expected to be accomplished using the decontamination method, which is one of the techniques acceptable to the NRC. Using this method, the decontamination activities occur as soon as possible after the end of plant operations. Contaminated equipment is cleaned and removed to a permanent disposal location, and the site is generally returned to its pre-plant state.

       CPL's decommissioning costs are accrued and funded to an external trust over the expected service life of the STP units. The existing NRC operating licenses will allow the operation of STP Unit 1 until 2027 and Unit 2 until 2028. The accrual for decommissioning costs is an annual level cost based on the estimated future cost to decommission STP, including escalations for expected inflation to the expected time of decommissioning, and is net of expected earnings on the trust fund.

       CPL's portion of the costs of decommissioning STP were estimated to be $85 million in 1986 dollars based on a site specific study completed in 1986. CPL is recovering these decommissioning costs through rates based on the service life of STP at a rate of $4.2 million per year. The $4.2 million annual cost of decommissioning is reflected on the income statement in other operating expense. Decommissioning costs are paid to an irrevocable external trust and as such are not reflected on CPL's balance sheet. At December 31, 1995, the trust balance was $28.0 million.

       In August 1995, CPL received a new decommissioning study updating the cost estimates to decommission STP that indicated that CPL's share of such costs would increase from $85 million, as stated in 1986 dollars, to $258 million, as stated in 1995 dollars. The increase in costs occurred primarily as a result of extended on-site storage of high level waste, much higher estimates of low-level waste disposal costs and increased labor costs since the prior study. These costs are expected to be incurred during the years 2027 through 2062. While this is the best estimate available at this time, these costs may change between now and when the funds are actually expended because of changes in the assumptions used to derive the estimates, including the prices of the goods and services required to accomplish the decommissioning. Additional studies will be completed periodically to update this information.

       Based on this projected cost to decommission STP, CPL estimates that its annual funding level should increase to $10.5 million. CPL has requested this amount as part of its cost of service in its current rate filing. Other parties to the proceeding have filed annual projections ranging from $1.4 million to $8.2 million. CPL expects to fund at the level ultimately ordered by the Texas Commission although CPL cannot predict that level. Historically, the Texas Commission has allowed full recovery of nuclear decommissioning costs. For further information on CPL's current rate filing, see NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS.

       ELECTRIC REVENUES AND FUEL
       Prior to 1993, electric revenues were recorded at the time billings were made to customers on a cycle-billing basis.
  Electric service provided subsequent to billing dates through the end of each calendar month became part of operating revenues of the next month. To conform to general industry standards, the Electric Operating Companies changed their method of accounting to accrue for estimated unbilled revenues. The effect of this change on 1993 net income was pre-tax increase of $75 million, and an after-tax increase of $49 million, included in cumulative effect of changes in accounting principles. See the effects of this change under ACCOUNTING CHANGES below.

    CPL, SWEPCO and WTU recover fuel costs in Texas as a fixed component of base rates whereby over-recoveries of fuel are payable to customers and under-recoveries may be billed to customers after Texas Commission approval. The cost of fuel is charged to expense as consumed. PSO recovers fuel costs in Oklahoma and SWEPCO recovers fuel costs in Arkansas and Louisiana through automatic fuel recovery mechanisms. The application of these mechanisms varies by jurisdiction. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS, for further information about fuel recovery.

       CPL, PSO and WTU recover fuel costs applicable to wholesale customers, which are regulated by the FERC, through an automatic fuel adjustment clause. SWEPCO recovers fuel costs applicable to wholesale customers through formula rates.

       CPL amortizes direct nuclear fuel costs to fuel expense on the basis of a ratio of the estimated energy used in the core to the energy expected to be derived from such fuel assembly over its life in the core. In addition to fuel amortization, CPL also records nuclear fuel expense as a result of other items, including spent fuel disposal fees assessed on the basis of net KWHs sold from STP and DOE special assessment fees for decontamination and decommissioning of the enrichment facilities on the basis of prior usage of enrichment services.

       ACCOUNTS RECEIVABLE
       CSW Credit, as a wholly owned subsidiary of CSW, purchases, without recourse, the billed and unbilled accounts receivable of the Electric Operating Companies, Transok and certain non-affiliated companies.

       REGULATORY ASSETS AND LIABILITIES
       For their regulated activities, each of the Electric Operating Companies follows SFAS No. 71, which defines the criteria for establishing regulatory assets and regulatory liabilities. Regulatory assets represent probable future revenue to the company associated with certain costs which will be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future refunds to customers. The significant regulatory assets and liabilities that have been recorded by the CSW System are presented in the following table.
                                                  1995    1994
                                                   (millions)
                  Regulatory Assets
                    Deferred plant costs           $514   $516
                    Mirror CWIP asset               312    322
                    Income tax related regulatory
                      assets, net                   253    216
                    Deferred restructuring and
                      rate case costs                46     --
                    Other                            35     33

                  Regulatory Liability
                    Mirror CWIP liability            --     41

       DEFERRED PLANT COSTS AT CPL AND WTU
       In accordance with orders of the Texas Commission, CPL and WTU deferred carrying costs, as well as operating, depreciation and tax costs incurred for STP and Oklaunion, respectively. These deferrals were for the period beginning on the date when the plants began commercial operation until the date the plants were included in rate base. CPL is amortizing and recovering these deferred costs through rates over the life of the plant. WTU is amortizing and recovering such costs over seven years. See NOTE
  2. LITIGATION AND REGULATORY PROCEEDINGS, for further discussion of the deferred accounting proceedings.

       CPL MIRROR CWIP
       In accordance with Texas Commission orders, CPL previously recorded a Mirror CWIP asset, which is being amortized over the life of STP. For further information regarding Mirror CWIP, reference is made to NOTE 2. LITIGATION AND REGULATORY
  PROCEEDINGS.

       SEEBOARD ACQUISITION
       The acquisition of SEEBOARD was accounted for as a purchase combination. A preliminary allocation of the purchase price has been performed and is reflected in the consolidated financial statements. This includes an allocation of approximately $1.0 billion to goodwill at December 31, 1995, which will increase to approximately $1.4 billion when CSW reaches its eventual 100% ownership interest in SEEBOARD. While the allocation of the purchase price may be revised at a later date, the goodwill is expected to be amortized on a straight-line basis over 40 years. SEEBOARD's results of operations are included in the consolidated CSW results in the following manner. Equity earnings representing the 27.6% CSW ownership interest in SEEBOARD during November 1995 were recorded in Other Income and Deductions. During December 1995, pursuant to its effective control of SEEBOARD through its 76.45% ownership interest, CSW began full consolidation accounting for SEEBOARD in its consolidated financial statements. At that time, CSW recorded a current liability of approximately $1.0 billion representing the obligation to purchase the controlled shares for which CSW had received acceptances but had not actually purchased.

       NATIONAL GRID ASSETS HELD FOR SALE
       Pursuant to a December 11, 1995 distribution by SEEBOARD,
  CSW (UK), as a shareholder of SEEBOARD, received 32,492,966 shares of National Grid common stock. At December 31, 1995, the carrying value of the National Grid assets held for sale, when converted to U.S. dollars, was approximately $100 million. On February 2, 1996, all of the shares of National Grid that CSW (UK) held were sold. On February 29, 1996, the proceeds from the sale of the National Grid shares were used to repay a portion of the CSW Investments Credit Facility.

       PRICE RISK MANAGEMENT ACTIVITIES
       Transok periodically uses natural gas futures, options and basis swap contracts to manage the impact of price fluctuations on its inventory of natural gas, fuel and shrinkage requirements for its processing plants and certain fixed price purchase and sales contracts. Such contracts are designated at inception as a hedge when there is a direct relationship to the price risk associated with Transok's operations. Gains and losses on hedge contracts are deferred until the effect of the corresponding hedged transaction is recognized. For those contracts that are not designated as hedges, changes in the fair value of those contracts are recognized as gains or losses in income currently and are recorded in the balance sheet at fair value at the reporting date. Transok determines the fair value of its contracts based upon settlement prices for exchange-traded contracts, market-related indexes or by obtaining quotes from brokers. Transok's trading gains and losses, either from its hedging or its speculative trading, did not have a material impact upon CSW's consolidated results of operations. Transok's open trade positions at December 31, 1995, were not material to CSW's financial position.

       ACCOUNTING CHANGES
       Effective January 1, 1993, the CSW System adopted SFAS No. 106, SFAS No. 112 and SFAS No. 109. In addition, the Electric Operating Companies also changed their method of accounting for unbilled revenues. See Electric Revenues and Fuel above for further information regarding the change in method of accounting for unbilled revenue. See NOTE 4. INCOME TAXES for further information regarding the adoption of SFAS No. 109 and See NOTE 5. BENEFIT PLANS for further information regarding the adoption of SFAS No. 106.

       In 1993, the change in accounting for unbilled revenues and the adoption of both SFAS No. 109 and SFAS No. 112 were presented as a cumulative effect of changes in accounting principles for CSW as shown in the table below.

                        Unbilled    SFAS        SFAS
                        Revenues   No. 109     No. 112     Total
                                 (millions, except EPS)

      Pre-tax effect      $75        $--        $(13)       $62
      Tax effect          (26)         6           4        (16)
      Net income effect   $49         $6         $(9)       $46

      EPS effect        $0.26      $0.03      $(0.05)     $0.24

       STATEMENTS OF CASH FLOWS
       Cash equivalents are considered to be highly liquid debt instruments purchased with a maturity of three months or less.
  Accordingly, temporary cash investments are considered cash equivalents.

       RECLASSIFICATION
       Certain financial statement items for prior years have been reclassified to conform to the 1995 presentation.


2.  LITIGATION AND REGULATORY PROCEEDINGS

       TERMINATION OF EL PASO MERGER
       In May 1993, CSW entered into a Merger Agreement pursuant to which El Paso would emerge from bankruptcy as a wholly owned subsidiary of CSW. El Paso is an electric utility company headquartered in El Paso, Texas, which filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code on January 8, 1992.

       On June 9, 1995, CSW notified El Paso that CSW would not extend the termination date under the Merger Agreement as had been requested by El Paso and, accordingly, that it was terminating the Merger Agreement. CSW also informed El Paso on June 9, 1995, that it was withdrawing the Modified Plan for the proposed Merger with El Paso by a contemporaneous filing with the United States Bankruptcy Court for the Western District of Texas, Austin Division, before which the El Paso bankruptcy reorganization proceeding was pending.

       On June 9, 1995, following CSW's notification that it was terminating the Merger and withdrawing the Modified Plan, El Paso filed the El Paso Suit against CSW in state district court in El Paso, Texas, claiming breach of contract, breach of duty of good faith and fair dealing, breach of fiduciary duty, business disparagement, tortious interference with contract and fraud in the inducement. The El Paso Suit seeks a $25 million termination fee from CSW, certain costs related to the Modified Plan, additional unspecified damages, punitive damages, interest as permitted by law, reasonable attorneys' fees and court costs. On June 15, 1995, CSW filed the CSW Suit against El Paso in the United States Bankruptcy Court for the Western District of Texas, Austin Division, seeking a $25 million termination fee from El Paso due to El Paso's breach of the Merger Agreement, at least $3.6 million in rate case expenses incurred by CSW on behalf of El Paso related to state regulatory merger proceedings and a declaratory judgment that CSW properly terminated the Merger Agreement. CSW also removed the El Paso Suit from state district court to the United States Bankruptcy Court for the Western District of Texas, El Paso Division. The El Paso Suit was then transferred to the United States Bankruptcy Court in Austin, Texas.

       On August 4, 1995, El Paso filed motions with the Austin bankruptcy court to remand the El Paso Suit back to the state district court in El Paso and abstain from hearing the CSW Suit.

  The bankruptcy court denied El Paso's motions, and in connection therewith the judge presiding over El Paso's bankruptcy proceeding recused himself from hearing the El Paso Suit and the CSW Suit. Both lawsuits have since been assigned to another judge of the United States Bankruptcy Court for the Western District of Texas, Austin Division. On October 19, 1995, El Paso filed motions (i) to withdraw the reference of both lawsuits from the United States Bankruptcy Court for the Western District of Texas to the United States District Court for the Western District of Texas and (ii) to change venue in both lawsuits to the El Paso Division. El Paso's motion to withdraw the reference was denied on November 15, 1995, by the United States District Court for the Western District of Texas, Austin Division, and El Paso's motion for reconsideration of this ruling was denied on December 11, 1995.
  On January 26, 1996, El Paso filed a petition for writ of mandamus in the United States Court of Appeals for the Fifth Circuit seeking an order directing the withdrawal of the reference of both lawsuits from the Bankruptcy Court. On February 26, 1996, El Paso's motion to transfer venue was denied by the United States Bankruptcy Court for the Western District of Texas, Austin Division, and the court consolidated the El Paso Suit and the CSW Suit into one adversary proceeding. CSW is the named plaintiff in the consolidated adversary proceeding. No trial date has been set for the lawsuits.

       Although CSW believes that it has substantial defenses to El Paso's claims and intends to defend El Paso's claims and pursue CSW's claims vigorously, CSW cannot presently predict the outcome of the lawsuit. However, if the lawsuit is decided adversely to CSW, it could have a material adverse effect on CSW's consolidated results of operations and financial condition.

       CPL RATE REVIEW
       On November 6, 1995, CPL filed with the Texas Commission a request to increase its retail base rates by $71 million and reduce its annual retail fuel factors by $17 million. The net effect of these proposals would be an increase of $54 million, or 4.6%, in total annual retail revenues based on a test year ended June 30, 1995. CPL is not seeking interim rate relief, but will implement bonded rates in May 1996, the earliest date permitted by law. CPL also is seeking to reconcile $229 million of fuel costs incurred during the period July 1, 1994 through June 30, 1995. CPL's previous request to reconcile fuel costs from March 1, 1990 to June 30, 1994 in Docket No. 13650 was consolidated with the current rate review. If the requested increase and other adjustments in rate structure are approved, CPL will commit not to increase its base rates prior to January 1, 2001, subject to certain force majeure events.

       CPL is requesting this rate review in large part as a result of the expiration of the amortization of its Mirror CWIP liability. The Mirror CWIP liability was amortized to income in declining amounts over a five-year period from 1991 through 1995 pursuant to rate settlements reached by CPL in 1990 and 1991. In 1995, Mirror CWIP provided $41 million in non-cash earnings at CPL. Also included in the request are proposals by CPL to accelerate recovery of nuclear and regulatory assets as a way to proactively address certain assets that could possibly be unrecoverable or stranded in a more competitive electric utility industry. In a preliminary order issued December 21, 1995, the Texas Commission expanded the scope of the rate review to address certain competitive issues facing the electric utility industry. The competitive issues to be addressed by CPL in a supplemental filing due April 1, 1996, are: (i) the calculation of rates on an unbundled or functional basis (i.e., generation, transmission and distribution); (ii) the current value of CPL's generating assets as compared to estimates of the market value of such assets under alternate future industry structures; (iii) the application of performance based ratemaking; (iv) potential revisions in the methodology of reconciling and recovering fuel costs; and (v) the Texas Commission's authority to introduce competition in the electric utility industry under existing law.

       On February 13, 1996, intervening parties filed testimony in the revenue requirements phase of CPL's base rate case. Among the parties that filed testimony were the OPUC which recommended a base rate decrease of approximately $75 million on a total company basis and the Cities which recommended a base rate reduction of approximately $52 million on a total company basis.

       On February 20, 1996, the Staff filed testimony recommending an increase in total company base rates of approximately $30 million. Certain elements of the Staff's proposal are described below.

       The Staff recommended a return on common stock equity of 11.35% compared to the 12.25% return on common equity requested by CPL. The Staff recommended a disallowance of $16 million in costs billed for administrative services by CSW Services to CPL on the basis that the specific benefits to CPL were not clearly identified. Additionally, the Staff recommended a $7 million reduction in CPL's current annual depreciation accrual and a $3 million reduction in CPL's requested accrual for decommissioning STP. A comparison of the Staff's recommendation for a base rate increase, compared to CPL's claimed revenue deficiency is provided in the CPL RATE REVIEW COMPARISON table.

                    CPL RATE REVIEW COMPARISON (unaudited)
                               (millions)

                    CPL revenue deficiency (1)       $103
                    Return on common equity           (21)
                    CSW Services expenses             (16)
                    Depreciation expense               (7)
                    Decommissioning expense            (3)
                    Miscellaneous items               (26)
                    Staff recommended revenue
                      increase (2)                     $30

                   (1) The total company rate increase requested by CPL was reduced from $103 million to $78 million ($71 million allocated to the Texas retail jurisdiction) in accordance with rate settlements entered into by CPL in 1990 and 1991.
                   (2) The Staff recommended that CPL be granted a $23 million base rate increase and an annual increase of $7 million in customer service charges.

       The Staff and other parties' recommendations on the fuel portion of the case are expected to be filed in early March 1996.

       After completion of hearings in all phases of the rate case, which began in late February 1996 and are expected to conclude during the third quarter of 1996, the ALJs assigned to hear the case will issue a proposal for decision for consideration by the Texas Commission. Testimony filed by parties to the rate case, including the Staff, is not binding on either the ALJs or the Texas Commission. A final decision on the rate request is not anticipated from the Texas Commission prior to December 1996.

       Management of CSW and CPL cannot predict the ultimate outcome of CPL's rate case, although management believes that the ultimate resolution will not have a material adverse effect on CPL's or CSW's consolidated results of operations or financial condition. However, if CPL ultimately is unsuccessful in obtaining adequate rate relief, CPL and CSW could experience a material adverse effect on their results of operations and financial condition.

       CPL 1995 AGREEMENT
       On April 5, 1995, CPL reached an agreement in principle with other parties to pending regulatory proceedings involving base rate, fuel and prudence issues relating to an outage experienced at STP during 1993 and 1994. On May 16, 1995, CPL filed the CPL 1995 Agreement with the Texas Commission. Pursuant to the CPL 1995 Agreement, base rate refunds, fuel refunds and the reduction of CPL's fuel factors were implemented during the summer of 1995. Under the CPL 1995 Agreement, CPL provided customers a one-time base rate refund of $50 million. In addition, CPL refunded approximately $30 million in over-recovered fuel costs through April 1995. Furthermore, CPL did not charge customers for $62.25 million in replacement power costs and related interest primarily associated with the 1993-1994 STP outage. The CPL 1995 Agreement did not result in any ongoing change in base rate levels and provided that there would be no new rate review requests filed prior to September 28, 1995. CPL also reduced its fuel factors, effective in July 1995, by approximately $55 million on an annual basis due to projections of lower fuel costs. Hearings on the CPL 1995 Agreement were held on July 19, 1995, and the final written Texas Commission order approving the CPL 1995 Agreement was received on October 4, 1995. Details of the items in the CPL 1995

  Agreement and the total 1995 earnings impact for CPL, including certain accounting provisions, are set forth in the following table.
                                     Pre-tax   After-tax
                                        (millions)

       Base rate refund              $(50.0)     $(32.5)
       Fuel disallowance              (62.3)      (40.5)
       Wholesale fuel refund           (3.2)       (2.1)
       Current flowback of excess
         deferred federal income
         taxes                         34.3        34.3
       Capitalization of previously
         expensed restructuring and
         rate case costs               27.6        17.9
       Recognition of factoring
         income                        16.1        10.5
       Amortization, interest and
         other                         (6.6)       (4.4)

       CPL DEFERRED ACCOUNTING
       CPL was granted deferred accounting treatment for certain STP Unit 1 and 2 costs by Texas Commission orders issued in October 1990 and December 1990, respectively. In 1994, the Supreme Court sustained deferred accounting as an appropriate mechanism for the Texas Commission to use in preserving the financial integrity of CPL, but remanded CPL's case to the Court of Appeals to consider certain substantial evidence points of error not previously decided by the Court of Appeals given its prior determinations. On August 16, 1995, the Court of Appeals rendered its opinion in the remand proceeding and affirmed the Texas Commission's order in all respects.

       CPL believes that the language of the Supreme Court's opinion suggests that the appropriateness of allowing deferred accounting may be reviewed under a financial integrity standard in the first case in which the deferred STP costs are recovered through rates. If the courts decide that subsequent review under the financial integrity standard is required, that review would be conducted in a remand of the STP Unit 1 and 2 orders. Pending the ultimate resolution of CPL's deferred accounting issues, CPL is unable to predict how its deferred accounting orders will ultimately be resolved by the Texas Commission.

       If CPL's deferred accounting matters are not favorably resolved, CSW and CPL could experience a material adverse effect on their respective results of operations and financial condition. While CPL's management is unable to predict the ultimate outcome of these matters, management believes CPL will receive approval of its deferred accounting orders or will be successful in renegotiation of its rate orders, so that there will be no material adverse effect on CSW's or CPL's results of operation or financial condition.

       CPL WESTINGHOUSE LITIGATION
       CPL and other owners of STP were plaintiffs in a lawsuit filed in October 1990 in the District Court in Matagorda County, Texas against Westinghouse, seeking damages and other relief. The suit alleged that Westinghouse supplied STP with defective steam generator tubes that are susceptible to stress corrosion cracking. On December 8, 1995, CPL and the other owners of STP settled the lawsuit. While the court order prohibits disclosure of the terms of the settlement, CPL believes the litigation was settled on terms that provided satisfactory consideration to CPL and STP and will not have a material adverse effect on the results of operations or financial condition of CSW or CPL.

       CPL CIVIL PENALTIES
       In October 1995, the NRC notified HLP of a Notice of Violation and proposed penalties totaling $160,000 related to events that occurred at STP in May 1992. The Notice of Violation and penalties reflect the NRC's belief that certain STP employees were terminated as a result of raising safety concerns with the NRC. The Notice of Violation was the result of a Department of Labor decision and order in April 1995 and is awaiting final action by the Secretary of Labor. HLP is not required to reply to the NRC's Notice of Violation or pay the penalties pending the Secretary of Labor's final decision. The NRC indicated that the proposed civil penalties reflect minimum penalties allowed because of improvements made to the STP Employee Concerns Program since 1992. CPL's share of any penalty that is ultimately paid would be approximately 25%, reflecting its ownership interest in STP.

        CPL INDUSTRIAL ROAD AND INDUSTRIAL METALS SITE
        Three suits naming CPL and others as defendants relating to a third-party owned and operated site in Corpus Christi, Texas formerly used for commercial reclamation of used electrical transformers, lead acid batteries and other scrap metals, are currently pending in federal and state court in Corpus Christi, Texas. Plaintiffs' complaints seek damages for alleged property damage and health impairment as a result of operations on the site and cleanup activities. Management cannot predict the outcome of these suits. However, management believes that CPL has defenses to the plaintiffs' complaints and intends to defend the suits vigorously. Management also believes that the ultimate resolution of these matters will not have a material adverse effect on CSW's or CPL's results of operations or financial condition.

       PSO GAS TRANSPORTATION AND FUEL MANAGEMENT FEES
       An order issued by the Oklahoma Commission in 1991 required that the level of gas transportation and fuel management fees, paid to Transok by PSO, permitted for recovery through the fuel adjustment clause be reviewed in PSO's 1993 rate proceeding. This portion of the 1993 rate review was subsequently bifurcated. In March 1995, an order was issued by the Oklahoma Commission approving an agreement which allows PSO to recover approximately $28.4 million of transportation and fuel management fees in base rates using 1991 determinants and approximately $1 million through the fuel adjustment clause. The agreement also requires the phase-in of competitive bidding of natural gas transportation requirements in excess of 165 MMcf/d.

       PSO GAS PURCHASE CONTRACTS
       PSO has been named defendant in complaints filed in federal and state courts of Oklahoma and Texas in 1984 through 1995 by gas suppliers alleging claims arising out of certain gas purchase contracts. The plaintiffs seek relief through the filing dates as well as attorneys' fees. In January 1996, complaints representing approximately $10 million in claims were settled. Remaining complaints currently total approximately $1 million in claimed actual damages. The settlements did not have a material effect on CSW's and PSO's consolidated results of operations or financial condition. The remaining suits are in the preliminary stages. Management cannot predict the outcome of these proceedings. However, management believes that PSO has defenses to the remaining complaints and intends to defend the suits vigorously. Management also believes that the ultimate resolution of the remaining complaints will not have a material adverse effect on CSW's or PSO's consolidated results of operations or financial condition.

       PSO PCB CASES
       PSO has been named a defendant in complaints filed in federal and state courts of Oklahoma in 1984, 1985, 1986, 1993 and 1996. The complaints allege, among other things, that some of the plaintiffs and the property of other plaintiffs were contaminated with PCBs and other toxic by-products following certain incidents, including transformer malfunctions, in April 1982, December 1983 and May 1984. To date, all complaints, except for claims representing approximately $13 million in alleged damages and claims filed in February 1996 for additional unspecified actual and punitive damages, have been dismissed, certain of which resulted from settlements among the parties. Management believes that PSO has defenses to the remaining complaints and intends to defend the suits vigorously. Moreover, management believes that the remaining claims are covered under insurance. Management also believes that the ultimate resolution of the remaining complaints will not have a material adverse effect on CSW's or PSO's consolidated results of operations or financial condition.

       PSO BURLINGTON NORTHERN TRANSPORTATION CONTRACT
       In June 1992, PSO filed suit in the United States District Court for the Northern District of Oklahoma against Burlington Northern seeking declaratory relief under a long-term contract for the transportation of coal. In July 1992, Burlington Northern asserted counterclaims for unspecified damages against PSO alleging that PSO breached the contract. In December 1993, PSO amended its suit against Burlington Northern seeking damages and declaratory relief under federal and state antitrust laws. In December 1995, PSO and Burlington Northern reached a compromise settlement of all outstanding claims and counterclaims, and the action was dismissed with prejudice. The settlement did not have a material adverse effect on CSW's or PSO's consolidated results of operations or financial condition.

       PSO BURLINGTON NORTHERN ARBITRATION
       In May 1994, in an arbitration related to the Burlington Northern coal transportation contract described above, an arbitration panel made an award in favor of PSO concerning basic transportation rates under the coal transportation contract and concerning the contract mechanism for adjustment for future transportation rates. This arbitration award was then the subject of litigation in the United States District Courts for the Northern Districts of Oklahoma and Texas and the United States Court of Appeals for the Tenth Circuit. In December 1995, this litigation was settled as part of the compromise settlement of the related lawsuit described above. Under the settlement, a $16.4 million judgment by the U.S. District Court for the Northern District of Oklahoma confirming the arbitration award became final and was then released and satisfied of record.

       PSO ASH CREEK COAL MINE RECLAMATION
       In August 1994, PSO received approval from the Wyoming Department of Environmental Quality to begin reclamation of a coal mine in Sheridan, Wyoming, owned by Ash Creek, a wholly owned subsidiary of PSO. Ash Creek recorded a $3 million liability in 1993 for the estimated reclamation costs and subsequently accrued an additional $500,000 in 1995. Actual reclamation work commenced in September 1995, with completion expected in late 1996. Surveillance monitoring will continue for ten years after final reclamation. Management believes that ultimate resolution of this matter will not have a material adverse effect on CSW's or PSO's consolidated results of operations or financial condition.

       PSO MCPC
       In 1989, PSO entered into certain long-term contracts with MCPC, a cogeneration development company located in northeastern Oklahoma. These contracts include: (i) an Interconnection and Interchange Agreement providing terms and conditions under which MCPC could connect its electric generating facilities to PSO's transmission system and providing for future transmission by PSO of specified amounts of MCPC's power to an unaffiliated utility;
  (ii) a Stock/Asset Purchase Agreement which allows PSO under certain conditions to acquire the stock or assets of MCPC; and
  (iii) an Energy Conversion Agreement which required PSO to deliver natural gas to MCPC for conversion to electrical energy to be delivered by MCPC to PSO. Under the Energy Conversion Agreement, MCPC was required to deliver at least 394,200 MWH per year of firm energy to PSO. PSO also had the right to dispatch up to 60 MWH per hour of quick-start capability.

       In 1993, MCPC filed an application with the Oklahoma Commission requesting relief through the modification of the existing Energy Conversion Agreement. An emergency order was issued under MCPC's application which increased the payment made by PSO to MCPC for energy purchases and decreased the amount of firm energy MCPC was required to deliver to PSO. The emergency order was subject to a permanent ruling.

       In July 1993, PSO commenced a lawsuit in the District Court of Tulsa County, Oklahoma, seeking a declaratory judgment that PSO was entitled to terminate the Energy Conversion Agreement as of August 1, 1993, because of a default committed by MCPC. On March

  31, 1995, PSO, MCPC and the Oklahoma Commission Staff signed a joint settlement resolving all issues pursuant to the various proceedings before the Oklahoma Commission and the District Court of Tulsa County, Oklahoma. The settlement, among other things, eliminated a requirement that MCPC deliver an annual minimum of 394,200 MWH of Assured Delivery Energy and related provisions associated with underdelivery charges. Most other provisions of the agreement between PSO and MCPC were kept intact. The Oklahoma Commission issued an order in May 1995 approving the settlement. The settlement is on terms satisfactory to PSO and will not have a material adverse effect on CSW's or PSO's consolidated results of operations or financial condition.

       SWEPCO FUEL FACTOR PROCEEDINGS
       On October 6, 1995, SWEPCO filed a petition, designated as Docket No. 14819, with the Texas Commission to revise its fixed fuel factors for the recovery of fuel and purchased power costs. SWEPCO was experiencing an over-recovery of fuel costs based on application of its then current factors which became effective in July 1994. The original filing with the Texas Commission proposed decreasing SWEPCO's fixed fuel factors and refunding to customers $7.1 million of cumulative over-recoveries for the period January 1994 to June 1995. SWEPCO subsequently revised its petition to the Texas Commission, updating the cumulative fuel over-recovery to $10.4 million through September 1995. On December 20, 1995, the Texas Commission issued an order approving SWEPCO's revised fixed fuel factors and authorizing the refund of $10.8 million, including interest, to customers primarily as billing credits on January 1996 monthly bills.

       SWEPCO BURLINGTON NORTHERN TRANSPORTATION CONTRACT
       On January 20, 1995, a state district court in Bowie County, Texas, entered judgment in favor of SWEPCO against Burlington Northern in a lawsuit regarding rates charged under two rail transportation contracts for delivery of coal to SWEPCO's Welsh and Flint Creek power plants. The court awarded SWEPCO approximately $72 million covering damages for the period from April 27, 1989 through September 26, 1994, post-judgment interest and attorneys' fees and granted certain declaratory relief requested by SWEPCO. Burlington Northern appealed the state district court's judgment to the Texarkana, Texas Court of Appeals. The appeal is now pending.

       WTU STIPULATION AND AGREEMENT
       WTU has been the subject of several pending regulatory matters, including the following: (i) a retail rate proceeding and fuel reconciliation before the Texas Commission in Docket No. 13369; (ii) Writ of Error to the Supreme Court - review of WTU's 1987 Texas rate case in Docket No. 7510; and (iii) the Texas Commission's proceeding on remand in Docket No. 13949 regarding deferred accounting treatment for Oklaunion Power Station Unit No. 1 originally authorized in the Texas Commission's Docket No. 7289.

       On September 22, 1995, WTU, along with other major parties to the above described matters, filed with the Texas Commission a joint stipulation and agreement to resolve all of these matters. The WTU Stipulation and Agreement is a unified package that included: (i) a retail base rate reduction of approximately $13.5 million annually starting with WTU's October 1995 revenue month billing cycle; (ii) a $21 million retail refund which was not attributed to any specific cause but was inclusive of all claims related to the three above described litigation and regulatory matters and included the effect of the rate reduction to October 1, 1994; (iii) a reduction of fixed fuel factors by approximately 2%; (iv) various rate and accounting treatments including a reasonable return on equity for retail operations of 11.375%; and
  (v) a retail base rate freeze until October 1, 1998, subject to certain force majeure provisions.

       On November 9, 1995, the Texas Commission rendered a final order that implemented the joint stipulation and agreement, ending the rate proceeding and fuel reconciliation in Docket No. 13369 and the remand, designated Docket No. 13949, to the Texas Commission by the Supreme Court for the deferred accounting treatment of Oklaunion Power Station Unit No. 1 originally authorized by the Texas Commission in Docket No. 7289. The final order also set into motion the actions required to seek a remand of the appeal of Docket No. 7510 to the Texas Commission to implement a final order consistent with the WTU Stipulation and Agreement.

       On December 8, 1995, all parties to the appeals filed a joint motion with the Supreme Court and, on December 22, 1995, the Supreme Court approved the joint motion to withdraw and dismissed the case. The case will now go back to the Court of Appeals so that it can be remanded back to the Texas Commission. The date of this remand and final action by the Texas Commission is not known.

       The WTU Stipulation and Agreement is expected to impact
  WTU's results of operations for the next several years, reducing annual earnings by approximately $8 million beginning in 1996.
  Details of the items with significant earnings impact for 1995 and
  1996, including certain accounting treatments, are set forth in the following table.
                                       1995         1996
                                                 (unaudited)
                                    Pre-Tax  After-Tax    Pre-tax  After-tax
                                           (millions)

   Refund to retail customers        $(21.0)  $(13.7)        $--       $--
   Effect of retail rate reduction     (2.4)    (1.6)       (7.6)     (4.9)
   Current flowback of property
     related excess deferred federal
     income taxes                       6.9      6.9          --        --
   Five year flowback of non-
     property related excess deferred
     federal income taxes               0.1      0.1         0.5        0.5
   Capitalization and amortization
     of previously expensed
     restructuring costs               12.7      8.2        (1.9)      (1.2)
   Accelerated amortization of
     deferred Oklaunion plant
     costs (accelerated from the
     remaining 31 years to 7 years)      --       --        (2.9)      (1.9)
   Other amortization                  (0.2)    (0.1)       (0.8)      (0.5)
   Other one-time items                 1.0      0.7          --         --

       The WTU Stipulation and Agreement also eliminated several significant risks that have been the subject of regulatory proceedings relating to deferred accounting and rates and will enable WTU's rates to remain at competitive levels for the foreseeable future.

       CSW ENERGY CIMMARON LITIGATION
       On January 12, 1994, Cimmaron brought suit against CSW and its wholly owned subsidiary, CSW Energy, in the 125th District Court of Houston, Harris County, Texas. Cimmaron alleged that CSW and CSW Energy breached commitments to participate with Cimmaron in the failed BioTech Cogeneration project located in Colorado.

       CSW Energy filed a counterclaim against Cimmaron and third-party claims against the principals of Cimmaron on December 22, 1994. On January 10, 1995, Cimmaron added claims of negligence and gross negligence against the members of CSW Energy's board of directors at the time of the failed project. Effective July 27, 1995, the parties agreed upon a settlement whereby they would dismiss their respective claims. The terms of the settlement were on terms satisfactory to CSW and CSW Energy and had no material adverse impact on CSW's consolidated results of operations or financial condition.

       OTHER
       CSW is party to various other legal claims, actions and complaints arising in the normal course of business. Management does not expect disposition of these matters to have a material adverse effect on CSW's consolidated results of operations or financial condition.

3.  COMMITMENTS AND CONTINGENT LIABILITIES

  CONSTRUCTION AND CAPITAL EXPENDITURES

       It is estimated that CSW, including the Electric Operating Companies, SEEBOARD, Transok and other diversified operations, will spend approximately $636 million in capital expenditures during 1996. Substantial commitments have been made in connection with these programs.

  FUEL COMMITMENTS

       To supply a portion of the fuel requirements of the CSW
  System, the subsidiary companies have entered into various commitments for the procurement of fuel.

       SWEPCO HENRY W. PIRKEY POWER PLANT
       In connection with the South Hallsville lignite mining contract for its Henry W. Pirkey Power Plant, SWEPCO has agreed, under certain conditions, to assume the obligations of the mining contractor. As of December 31, 1995, the maximum amount SWEPCO would have to assume was $71.9 million. The maximum amount may vary as the mining contractor's need for funds fluctuates. The contractor's actual obligation outstanding at December 31, 1995 was $58.7 million.

       SWEPCO SOUTH HALLSVILLE LIGNITE MINE
       As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining at the South Hallsville lignite mine, SWEPCO has agreed to provide bond guarantees on mine reclamation in the amount of $70 million. Since SWEPCO uses self-bonding, the guarantee provides for SWEPCO to commit to use its resources to complete the reclamation in the event the work is not completed by the third party miner. The current cost to reclaim the mine is estimated to be approximately $25 million.

       WTU PIPELINE LEASES
       WTU has entered into various commitments for the procurement of fuel. WTU has a sale/leaseback agreement with Transok, an affiliated company, for full capacity use of a natural gas pipeline to WTU's Ft. Phantom generating plant. The lease agreement also provides for full capacity use of Transok's natural gas pipelines serving WTU's San Angelo, Oak Creek and Rio Pecos generating plants. The initial terms of the agreement entered into in 1992 are for twelve years with renewable options thereafter.

  OTHER COMMITMENTS AND CONTINGENCIES

       CPL NUCLEAR INSURANCE
       In connection with the licensing and operation of STP, the owners have purchased the maximum limits of nuclear liability insurance, as required by law, and have executed indemnification agreements with the NRC in accordance with the financial protection requirements of the Price-Anderson Act.

       The Price-Anderson Act, a comprehensive statutory arrangement providing limitations on nuclear liability and governmental indemnities, is in effect until August 1, 2002. The limit of liability under the Price-Anderson Act for licensees of nuclear power plants is $8.92 billion per incident, effective as of January 1995. The owners of STP are insured for their share of this liability through a combination of private insurance amounting to $200 million and a mandatory industry-wide program for self-insurance totaling $8.72 billion. The maximum amount that each licensee may be assessed under the industry-wide program of self-insurance following a nuclear incident at an insured facility is $75.5 million per reactor, which may be adjusted for inflation, plus a five percent charge for legal expenses, but not more than $10 million per reactor for each nuclear incident in any one year. CPL and each of the other STP owners are subject to such assessments, which CPL and other owners have agreed will be allocated on the basis of their respective ownership interests in STP. For purposes of these assessments, STP has two licensed reactors.

       The owners of STP currently maintain on-site decontamination liability and property damage insurance in the amount of $2.75 billion provided by ANI and NEIL. Policies of insurance issued by ANI and NEIL stipulate that policy proceeds must be used first to pay decontamination and cleanup costs before being used to cover direct losses to property. Under project agreements, CPL and the other owners of STP will share the total cost of decontamination liability and property insurance for STP, including premiums and assessments, on a pro rata basis, according to each owner's respective ownership interest in STP.

       CPL purchases, for its own account, a NEIL I Business Interruption and/or Extra Expense policy. This insurance will reimburse CPL for extra expenses incurred for replacement generation or purchased power as the result of a covered accident that shuts down production at one or both of the STP Units for more than 21 consecutive weeks. In the event of an outage of STP Units 1 and 2 and the outage is the result of the same accident, insurance will reimburse CPL up to 80% of the single unit recovery. The maximum amount recoverable for a single unit outage is $86.02 million for Unit 1 and $85.96 million for Unit 2. CPL is subject to an additional assessment up to $1.6 million for the current policy year in the event that insured losses at a nuclear facility covered under the NEIL I policy exceeds the accumulated funds available under the policy.

       On August 28, 1994, CPL filed a claim under the NEIL I policy relating to the 1993 - 1994 outage at STP Units 1 and 2.
  NEIL has denied the claim. CPL management is currently evaluating its options regarding this claim, but cannot predict the ultimate outcome of this matter.

       SWEPCO RENTAL AND LEASE COMMITMENTS
       SWEPCO has entered into various financing arrangements primarily with respect to coal transportation and related equipment, which are treated as operating leases for rate-making purposes. At December 31, 1995, leased assets of $46 million, net of accumulated amortization of $33.7 million, were included in Electric fixed assets on the balance sheet and at December 31, 1994, leased assets were $46 million, net of accumulated amortization of $30.1 million. Total charges to SWEPCO's operating expenses for expenses associated with these financing arrangements were $6.3 million, $6.8 million and $7.1 million for the years 1995, 1994 and 1993, respectively.

       SWEPCO BILOXI, MISSISSIPPI MGP SITE
       In 1994, SWEPCO was notified by Mississippi Power that it may be a PRP at a MGP site in Biloxi, Mississippi, formerly owned and operated by a predecessor of SWEPCO. SWEPCO worked with Mississippi Power to investigate the extent of contamination at this site. The MDEQ approved a site investigation work plan and, in January 1995, SWEPCO and Mississippi Power initiated sampling pursuant to that work plan. Contamination at the site was identified as a result of the investigation of property and adjacent properties. Soil and grounds water test results were sent to the MDEQ for review and comment. The test results confirmed the contamination on the property and indicated the possibility of contamination of an adjacent property. A risk assessment has been performed to assist SWEPCO and Mississippi Power in determining remediation alternatives. A final range of cleanup costs has not been determined, but based on preliminary estimates, SWEPCO has accrued approximately $2 million for its portion of the cleanup of this site.

    CSW ENERGY INVESTMENTS AND COMMITMENTS
    CSW Energy provided construction services to the Mulberry cogeneration facility through a wholly owned subsidiary, CSW Development-I, Inc. The project achieved commercial operation in August 1994 and added 120 MW of on-line capacity of which CSW Energy owns 50%. CSW Energy's maximum potential liability under the fixed price contract is $29 million which will decrease to zero in August 1996. As of December 31, 1995, CSW had provided additional guarantees to the project totaling approximately $3.3 million.

    CSW Energy has entered into a purchase agreement on the Ft. Lupton project to provide $80.6 million of equity upon the occurrence of certain events. As of December 31, 1995, $44 million has been paid and CSW has provided a guarantee for $40 million. Additionally, CSW Energy has provided four letters of credit to the project totaling $18.9 million. In March 1995, CSW Energy closed permanent project financing on the Ft. Lupton facility in the amount of $208 million which allowed the project to repay its $102 million construction borrowing to CSW. The following table summarizes the investments and commitments in CSW Energy's projects at December 31, 1995.

                                       Letters of Credit
                               Equity   and Guarantees      Loans
                                          (millions)

       Brush                   $15.3          $--             $--
       Orange Cogeneration      53.2          2.3              --
       Ft. Lupton               44.0         58.9            36.5
       Mulberry                 23.6         32.3              --
       Phillips Sweeny            --          3.0             4.2
       Newgulf                   8.1           --              --
       Various developmental
         projects               10.5          7.1             9.5

       SEEBOARD MEDWAY COMMITMENT
       In April 1992, SEEBOARD entered into an agreement to provide 37.5% of the equity to Medway Power Ltd., a company formed to construct, own and operate a 660 MW gas-fired power plant on the Isle of Grain, Kent, in the United Kingdom. Through December 31, 1995, SEEBOARD has invested 11.6 million pounds or approximately $18.0 million in the project and remains committed for an additional maximum amount of 11.3 million pounds or approximately $17.5 million (1.00 pound=$1.55). In addition, SEEBOARD has entered into a commitment to purchase 50% of the Medway power plant's output for 15 years commencing in 1996.


4.  INCOME TAXES

       CSW files a consolidated federal income tax return and participates in a tax sharing agreement with its subsidiaries. Income tax includes federal income taxes, applicable state income taxes and SEEBOARD's United Kingdom Corporation income taxes.

       The CSW System adopted the provisions of SFAS No. 109 effective January 1, 1993. The net effect on CSW's earnings for the year ended December 31, 1993, was a one-time adjustment to increase net income by $6 million or $0.03 per share. This adjustment was recorded as a cumulative effect of change in accounting principle. The benefit was attributable to the reduction in deferred taxes associated with CSW's non-utility operations previously recorded at rates higher than current rates.

       For the Electric Operating Companies, there were no material effects of SFAS No. 109 on CSW's earnings. As a result of this change, CSW recognized additional accumulated deferred income taxes from its utility operations and corresponding regulatory assets and liabilities to ratepayers in amounts equal to future revenues or the reduction in future revenues required when the book versus tax differences reverse and are recovered or settled in rates. As a result of a favorable earnings history, the CSW System did not record any valuation allowance against deferred tax assets at December 31, 1995, 1994 and 1993.

       Total income taxes (income taxes included in Operating Expenses and Taxes as well as Other Income and Deductions) differ from the amounts computed by applying the federal statutory income tax rates to income before taxes for a number of reasons. The tax implications of the CPL 1995 Agreement and the WTU Stipulation and Agreement, whereby the flowback of unprotected excess deferred income taxes was accelerated, contributed to the difference as did adjustments that were made to eliminate tax obligations that no longer exist. These differences are presented in the INCOME TAX RATE RECONCILIATION table below.

       Information concerning income taxes, including total income tax expense, a reconciliation between the federal statutory tax rate and the effective tax rate and significant components of deferred income taxes follow.

  INCOME TAX EXPENSE                     1995    1994      1993
                                              (millions)
  Included in Operating
  Expenses and Taxes
    Current                              $107     $94       $35
    Deferred                               12     109       111
    Deferred ITC (1)                      (14)    (14)      (15)
                                          105     189       131
  Included in Other Income and Deductions
    Current                                 2     (13)       (3)
    Deferred                               (4)     (5)       (3)
                                           (2)    (18)       (6)
  Tax Effects of Cumulative Effect of
    Changes in Accounting Principles       --      --        14
                                         $103    $171      $139

  (1) ITC deferred in prior years are included in income over the lives of the related properties.


  INCOME TAX RATE RECONCILIATION     1995       1994        1993
                                           ($ in millions)

  Tax at statutory rate           $182  35%  $204  35%   $163  35%
  Differences
    Amortization of ITC            (14) (3)   (14) (2)    (15) (3)
    Mirror CWIP                    (11) (2)   (20) (4)    (23) (5)
  CPL 1995 Agreement               (34) (7)    --          --
  WTU Stipulation and
    Agreement                       (7) (1)    --          --
  Prior period adjustments         (22) (4)    (2) --      19   4
  Cumulative effect of change
    in method of accounting
    for income taxes                --         --          (8) (2)
  Other                              9   2      3  --       3   1
                                  $103  20%  $171  29%   $139  30%

              DEFERRED INCOME TAXES               1995     1994
                                                   (millions)
              Deferred Income Tax Liabilities
                Depreciable utility plant        $1,679   $1,683
                Deferred plant costs                180      181
                Mirror CWIP asset                   109      113
                Income tax related regulatory
                  assets                            220      229
                Other                               474      262
                                                  2,662    2,468

              Deferred Income Tax Assets
                Income tax related regulatory
                  liability                        (133)    (155)
                Unamortized ITC                     (98)    (115)
                Alternative minimum tax
                  carryforward                      (96)     (96)
                Other                               (71)     (56)
                                                   (398)    (422)

              Net Accumulated Deferred Income
                Taxes                            $2,264   $2,046

              Net Accumulated Deferred Income
                  Taxes
                Noncurrent                       $2,306   $2,048
                Current                             (42)      (2)
                                                 $2,264   $2,046


5.  BENEFIT PLANS

       DEFINED BENEFIT PENSION PLAN
       The CSW System maintains a tax qualified, non-contributory defined benefit pension plan covering substantially all employees. Benefits are based on employees' years of credited service, age at retirement, and final average annual earnings with an offset for the participant's primary Social Security benefit. The CSW System's funding policy is based on actuarially determined contributions, taking into account amounts which are deductible for income tax purposes and minimum contributions required by ERISA. Pension plan assets consist primarily of common stocks and short-term and intermediate-term fixed income investments. Information about the pension plan, including: (1) pension plan net periodic cost, contributions and participation; (2) a reconciliation of the funded status of the pension plan to the amounts recognized on the consolidated balance sheets; and (3) assumptions used in accounting for the pension plan follow.

  NET PERIODIC PENSION PLAN COSTS,
  CONTRIBUTIONS AND PARTICIPATION       1995     1994      1993
                                              (millions)

  Service cost                           $20      $22       $20
  Interest cost on projected benefit
    obilgation                            64       62        56
  Actual return on plan assets          (117)      (4)      (68)
  Net amortization and deferral           44      (70)       --
                                         $11      $10        $8

  Pension Plan Contributions             $29      $28       $32

  During 1995, approximately 7,700 active employees, 4,200 retirees and 1,300 terminated employees participated in the plan.

     RECONCILIATION OF FUNDED STATUS OF
     PLAN TO AMOUNTS RECOGNIZED ON THE
     CONSOLIDATED BALANCE SHEETS                   1995     1994
                                                     (millions)

     Plan assets, at fair value                    $897     $794
     Actuarial present value of Accumulated
       benefit obligation for service rendered
       to date                                      745      685
     Additional benefit for future salary levels    140      112
       Projected benefit obligation                 885      797
     Plan assets in excess/(below) the projected
       benefit obligation                            12       (3)
     Unrecognized net gain                           64       60
     Unrecognized prior service cost                 (8)      (8)
     Unrecognized net obligation                     14       15
       Prepaid pension cost                         $82      $64

       The vested portion of the accumulated benefit obligations at December 31, 1995 and 1994 was $678 million and $626 million, respectively. The unrecognized net obligation is being amortized over the average remaining service life of employees or 16 years. Prepaid pension cost is included in Deferred Charges and Other Assets on the consolidated balance sheet.

       In addition to the amounts shown in the above table, the CSW System has a non-qualified excess benefit plan. This plan is available to all pension plan participants who are entitled to receive a pension benefit from CSW which is in excess of the limitations imposed on benefits by the Internal Revenue Code through the qualified plan. CSW's net periodic cost for this non-qualified plan for the years ended December 31, 1995, 1994 and 1993 was $2.4 million, $1.8 million and $0.5 million, respectively.

   ASSUMPTIONS USED IN                 Long-Term
   ACCOUNTING FOR THE                 Compensation  Return on Plan
   PENSION PLAN        Discount Rate    Increase        Assets

   1995                     8.00%         5.46%          9.50%
   1994                     8.25%         5.46%          9.50%
   1993                     7.75%         5.46%          9.50%

       POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
       The CSW System, including each of the Electric Operating Companies, adopted SFAS No. 106 effective January 1, 1993. The effect on the CSW System's operating expense in 1993 was an increase of $16 million. The transition obligation is being amortized over twenty years, with seventeen years remaining. Prior to 1993, these benefits were accounted for on a pay-as-you-go basis. Information about the non-pension postretirement benefit plan, including: (1) net periodic postretirement benefit cost; (2) a reconciliation of the funded status of the postretirement benefit plan to the amounts recognized on the consolidated balance sheets; and (3) assumptions used in accounting for the postretirement benefit plan follow.

       NET PERIODIC POSTRETIREMENT
       BENEFIT COST                     1995    1994    1993
                                             (millions)

       Service cost                       $8      $9      $8
       Interest cost on APBO              18      19      17
       Actual return on plan assets       (8)     (1)     (1)
       Amortization of transition
         obilgation                        9       9       9
       Net amortization and deferral       2      (4)     (2)
                                         $29     $32     $31

       RECONCILIATION OF FUNDED STATUS OF
       PLAN TO AMOUNTS RECOGNIZED ON THE
       CONSOLIDATED BALANCE SHEETS                     1995     1994
                                                        (millions)
       APBO
         Retirees                                      $175     $149
         Other fully eligible participants               13       31
         Other active participants                       57       55
         Total                                          245      235
       Plan assets at fair value                       (100)     (76)
       APBO in excess of plan assets                    145      159
       Unrecognized transition obligation              (153)    (162)
       Unrecognized gain                                  8        4
       Prepaid Cost                                     $--       $1


       ASSUMPTIONS USED IN
       ACCOUNTING FOR SFAS                    Return on Plan   Tax Rate for
       NO. 106                Discount Rate       Assets      Taxable Trusts

       1995                       8.00%            9.50%          39.6%
       1994                       8.25%            9.50%          39.6%
       1993                       7.75%            9.00%          39.6%

        HEALTH CARE COST TREND RATES
    Pre-65 Participants:  1995 Rate of 10.50% grading down .75% per year to an ultimate rate of 6.0% in 2001.
                          1994 Rate of 11.75% grading down .75% per
                            year to an ultimate rate of 6.5% in 2001.
    Post-65 Participants: 1995 Rate of 10.00% grading down .75% per year to an ultimate rate of 5.5% in 2001.
                          1994 Rate of 11.25% grading down .75% per
                            year to an ultimate rate of 6.0% in 2001.

       Increasing the assumed health care cost trend rates by one percentage point in each year would increase the APBO approximately $26 million and the aggregate of the service and interest costs components by approximately $4 million.

       HEALTH AND WELFARE PLANS
       The CSW System has medical, dental, group life insurance, dependent life insurance, and accidental death and dismemberment plans for substantially all active CSW System employees. The contributions for the CSW System, recorded on a pay-as-you-go basis, for the years ended December 31, 1995, 1994 and 1993 were $27 million, $17 million and $23 million, respectively.

       Effective January 1993, the CSW System's method of providing health benefits was modified to include such benefits as a health maintenance organization, preferred provider options, managed prescription drug and mail-order program and a mental health and substance abuse program in addition to the self-insured indemnity plans.

       SEEBOARD'S EMPLOYEE BENEFITS
       The majority of SEEBOARD's employees joined, and received pension benefits from a pension plan that is administered for the United Kingdom's electricity industry. The assets of this plan are held in a separate trustee administered fund that is actuarially valued every three years. SEEBOARD and its participating employees both contribute to the plan for the employee's benefit. Subsequent to July 1, 1995, new employees were no longer able to participate in that plan. Instead, two new pension plans were made available to new employees, both of which are also separate trustee-administered plans. At December 31, 1995, SEEBOARD's pension plan projected benefit obligation, reflecting CSW's 76.45% ownership interest in SEEBOARD, is approximately $676 million while the fair value of the pension plan's assets is approximately $719 million. The excess of the fair value represents a $43 million prepaid pension cost and is included in Deferred Charges and Other Assets on the consolidated balance sheet at December 31, 1995. Employer provided health care benefits are not common in the United Kingdom due to the country's national health care system. Accordingly, SEEBOARD does not provide health care benefits to the majority of its employees.


6.  JOINTLY OWNED ELECTRIC UTILITY PLANT

          The Electric Operating Companies are parties to various
  joint ownership agreements with other non-affiliated entities. Such agreements provide for the joint ownership and operation of generating stations and related facilities, whereby each participant bears its share of the project costs.  At December 31, 1995, the
  Electric Operating Companies had undivided interests in five such generating stations and related facilities as shown in the following table.
                     STP
                   Nuclear  Flint Creek    Pirkey      Dolet Hills    Oklaunion
                    Plant   Coal Plant  Lignite Plant  Lignite Plant  Coal Plant
                                    ($ in millions)

  Plant in service  $2,325       $79        $432          $226           $396
  Accumulated
    depreciation      $443       $42        $148           $69           $103
  Plant capacity-MW  2,501       480         650           650            676
  Participation      25.2%     50.0%       85.9%         40.2%          78.1%
  Share of
    capacity-MW        630       240         559           262            528


7.  FINANCIAL INSTRUMENTS

           The following methods and assumptions were used to estimate the following fair values of each class of financial instruments for which it is practicable to estimate fair value.
  The fair value does not affect CSW's liabilities unless the issues are redeemed prior to their maturity dates.

       CASH, TEMPORARY CASH INVESTMENTS, ACCOUNTS RECEIVABLE AND
  SHORT-TERM DEBT
       The fair value equals the carrying amount as stated on the consolidated balance sheets because of the short maturity of those instruments.

       NATIONAL GRID ASSETS HELD FOR SALE
       The fair value and the carrying value of the 32,492,966 shares of common stock of the National Grid held for sale are both approximately $100 million. The fair value is based on the closing market price for National Grid common stock on the London Stock Exchange on December 31, 1995 (1.995 pound per share) and an exchange rate of 1.00 pound=$1.55 (the prevailing exchange rate on December 31, 1995).

       LONG-TERM DEBT
       The fair value of the CSW System's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to CSW for debt of the same remaining maturities. For 1995, the carrying amount of long-term debt totaled approximately $3.9 billion while the fair value was approximately $4.1 billion. In 1994, the carrying amount was approximately $2.9 billion while the fair value was approximately $2.8 billion.

       PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION
       The fair value of the Electric Operating Companies' preferred stock subject to mandatory redemption is estimated based on quoted market prices for the same or similar issues or on the current rates offered to CSW for preferred stock with the same or similar remaining redemption provision. For 1995, preferred stock subject to mandatory redemption totaled $34 million while the fair value was $35 million. In 1994, the carrying amount was $35 million while the fair value was $32 million.

       LONG-TERM DEBT AND PREFERRED STOCK DUE WITHIN 12 MONTHS
       The fair value of current maturities of long-term debt and preferred stock due within 12 months are estimated based on quoted market prices for the same or similar issues or on the current rates offered for long-term debt or preferred stock with the same or similar remaining redemption provisions. For both long-term debt and preferred stock, the fair value equals the carrying amount as stated on the consolidated balance sheets.


8.  LONG-TERM DEBT

       The long-term debt of CSW and the Operating Companies outstanding as of the end of the last two years is presented in the following table.

   Maturities         Interest Rates         December 31,
   From        To     From        To        1995     1994
                                             (millions)
   First mortgage bonds
   1996       1999    5.25%      7.50%      $418     $443
   2000       2004    5.25%      7.75%       876      836
   2005       2009    6.20%      7.75%       527      247
   2010       2014    7.50%      7.50%       112      112
   2015       2019    9.15%      9.75%        --      226
   2020       2024    7.25%      7.50%       295      295
   2025       2029   6.875%     6.875%        80       80

   Pollution control bonds
   2000       2004    6.90%     7.125%        12       21
   2005       2009    5.90%      6.00%        49       83
   2010       2014   7.875%    10.125%       162      231
   2015       2019   4.135%     7.875%       154      114
   2025       2029    6.00%      6.10%       221      120

   Notes and Lease Obligations
   1996       2023   6.287%      9.75%       477      328

   CSW Credit Agreement
   2000                  floating            731       --

   Unamortized discount                      (13)     (21)
   Unamortized cost of
     reacquired debt                        (187)    (175)
                                          $3,914   $2,940


       The mortgage indentures, as amended and supplemented, securing first mortgage bonds issued by the Electric Operating Companies, constitute a direct first mortgage lien on substantially all electric utility plant. The Operating Companies may offer additional first mortgage bonds, medium-term notes and other securities subject to market conditions and other factors.

       CSW's year-end weighted average cost of long-term debt was 7.2% for 1995, 7.7% for 1994 and 7.8% for 1993.

       ANNUAL REQUIREMENTS
       Certain series of outstanding first mortgage bonds have annual sinking fund requirements, which are generally 1% of the amount of each such series issued. These requirements may be, and generally have been, satisfied by the application of net expenditures for bondable property in an amount equal to 166-2/3% of the annual requirements. Certain series of pollution control bonds also have sinking fund requirements. At December 31, 1995, the annual sinking fund requirements and annual maturities for first mortgage bonds, pollution control bonds and SWEPCO's rail car capital lease obligations for the next five years are presented in the table.


                         Sinking Fund      Annual
                         Requirements    Maturities
                                (millions)

                   1996       $1            $31
                   1997        1            204
                   1998        1             31
                   1999        1            194
                   2000        1            188


       DIVIDENDS
       The Electric Operating Companies' mortgage indentures, as amended and supplemented, contain certain restrictions on the use of their retained earnings for cash dividends on their common stock. These restrictions do not limit the ability of CSW to pay dividends to its shareholders. At December 31, 1995, approximately $1.5 billion of the CSW subsidiaries' retained earnings were available for payment of cash dividends to CSW.

       REACQUIRED LONG-TERM DEBT
       During 1995, 1994 and 1993, the Electric Operating Companies reacquired $355 million, $27 million and $987 million of long-term debt, respectively, including reacquisition premiums, prior to maturity. The premiums and related reacquisition costs and discounts are included in long-term debt on the consolidated balance sheets and are being amortized over 5 to 35 years, consistent with its expected ratemaking treatment.

       Reference is made to MD&A - LIQUIDITY AND CAPITAL RESOURCES for further information related to long-term debt, including new issues and reacquisitions.


9.  PREFERRED STOCK

       The outstanding preferred stock of the Electric Operating
  Companies as of the end of the last two years is presented in the following table.
                                                                Current
                              Dividend Rate    December 31,  Redemption Price
                                From - To     1995     1994     From - To
                                               (millions)
  Not subject to mandatory redemption
     592,900 shares            4.00% - 5.00%   $59      $59  $102.75 - $109.00
     760,000 shares            7.12% - 8.72%    76       76   100.00 -  101.00
     1,600,000 shares             auction      160      160       100.00
  Issuance expenses and unamortized
    redemption costs                            (3)      (3)
                                              $292     $292
  Subject to mandatory redemption
     352,000 shares                6.95%       $35      $36       104.64
   To be redeemed within one year
   within one year                              (1)      (1)
                                               $34      $35
   Total authorized shares
     6,405,000

       All of the outstanding preferred stock is redeemable at the option of the Electric Operating Companies upon 30 days notice at the current redemption price per share.

       The dividends on CPL's $160 million auction and money market preferred stocks are adjusted every 49 days, based on current market rates. The dividend rates averaged 4.5%, 3.5% and 2.7% during 1995, 1994 and 1993, respectively. CPL retired its remaining 10.05% preferred stock during August 1994.

       During 1994 and 1993, the Electric Operating Companies redeemed $33 million and $17 million, respectively, of preferred stock, including redemption premiums, while in 1995, the only preferred stock redemption was to meet SWEPCO's $1.2 million annual sinking fund requirement. The minimum annual sinking fund requirement for SWEPCO's preferred stock subject to mandatory redemption is $1.2 million for the years 1996 through 2000. This sinking fund retires 12,000 shares annually.

       In July 1993, WTU redeemed 100,000 shares of its 7.25% Series, $100 par value, Preferred Stock, for $10 million, in accordance with mandatory and optional sinking fund provisions. The capital required for this transaction was provided by short-term borrowings from the CSW System money pool and internal sources. In July 1994, WTU redeemed the remaining 47,000 shares of its 7.25% Series, $100 par value, Preferred Stock.


10. SHORT-TERM FINANCING

       The CSW System has established a money pool to coordinate short-term borrowings by the Electric Operating Companies, Transok and CSW Services, which is funded through CSW's issuance of commercial paper. At December 31, 1995, the CSW System had two credit facilities in place aggregating $1.2 billion to back up its commercial paper program, which had $692 million outstanding at a weighted average rate of 5.85%.

       CSW Credit, which does not participate in the money pool, issues commercial paper on a stand-alone basis that is secured by the assignment of its receivables. CSW Credit maintains a secured revolving credit agreement which aggregated $900 million to back up its commercial paper program which, at December 31, 1995, had $646 million outstanding at a weighted average rate of 5.83%.


11.  COMMON STOCK

       CSW has reserved 100,000 shares of CSW Common for issuance to outside directors pursuant to the directors restricted stock plan. In addition, CSW maintains a long-term incentive plan pursuant to which CSW is authorized to issue shares of restricted common stock, stock options and/or stock appreciation rights to certain eligible employees. Under the long-term incentive plan, approximately 3.8 million shares of CSW Common were available for grant as of December 31, 1995 and approximately 1.6 million shares were reserved for issuance upon exercise of options which were outstanding at December 31, 1995. In January 1996, the compensation committee of the board of directors of CSW authorized a restricted stock grant for the executive officers of CSW. This special award was made to reward sustained, long-term corporate performance, encourage executive retention and focus on the long-term perspective. This grant vests in 25 percent increments in 1997, 1998, 1999 and 2000.

       The PowerShare plan is available to all CSW shareholders, employees, eligible retirees, utility customers and other residents of the four states where the Electric Operating Companies operate. Plan participants are able to make optional cash payments and reinvest all or any portion of their dividends in additional CSW Common. In February 1996, CSW filed a registration statement with the SEC relating (i) to the issue and sale of an additional five million shares of CSW Common through the PowerShare plan and (ii) proposed amendments to the plan that would, among other things, make the plan available to the residents of all fifty states and the District of Columbia.
  During 1995 and 1994, CSW raised approximately $57 million and $50 million, respectively, in new equity through the PowerShare plan. CSW expects to use the proceeds from sales of CSW Common made pursuant to the PowerShare plan to reduce short-term and long-term debt and for other general corporate purposes. Information concerning new CSW Common equity, primarily through PowerShare, issued during 1995 and 1994 is presented in the following table.

                                               1995                1994

  Number of new shares issued (millions)        2.3                 2.2
  Range of stock price for new shares    $22 5/8 - $28 3/8   $20 3/8 - $29 5/8
  New common stock equity (millions)            $57                 $50

       On February 27, 1996, CSW sold 15,525,000 shares of its CSW Common in the 1996 Stock Offering and received net proceeds of approximately $398 million. These proceeds were used to repay a portion of the indebtedness incurred by CSW under the CSW Credit Agreement to fund the acquisition of SEEBOARD.


12.  BUSINESS SEGMENTS

       CSW's business segments include United States Electric Operations (CPL, PSO, SWEPCO, WTU), United Kingdom Electric Operations (SEEBOARD Group) and Gas Operations (Transok). Seven additional non-utility companies are included with CSW in Corporate items and Other (CSW Energy, CSW International, CSW Communications, CSW Credit, CSW Leasing, CSW Services and EnerShop). The United Kingdom Electric Operations includes the activities of SEEBOARD, as well as the purchase accounting adjustments and financing activities included in the SEEBOARD Group. See NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES for a discussion of the accounting for the SEEBOARD acquisition.
  CSW's business segment information is presented in the following tables.

                                         1995     1994     1993
                                              (millions)

    Operating Revenues
      Electric Operations
         United States                  $2,883    $3,065   $3,055
         United Kingdom (1)                208        --       --
      Gas Operations                       592       518      603
      Corporate items and Other             52        40       29
                                        $3,735    $3,623   $3,687

    Operating Income
      Electric Operations
         United States                    $719      $728     $559
         United Kingdom (1)                 21        --       --
      Gas Operations                        52        49       25
      Corporate items and Other            (31)        6        4
      Operating income before taxes        761       783      588
      Income taxes                         105       189      131
                                          $656      $594     $457

                                          1995      1994     1993
                                                 (millions)
    Depreciation and Amortization
      Electric Operations
         United States                    $335      $316     $296
         United Kingdom (1)                  7        --       --
      Gas Operations                        31        32       29
      Corporate items and Other             11         8        5
                                          $384      $356     $330
    Identifiable Assets
      Electric Operations
         United States                  $9,201    $9,066   $8,927
         United Kingdom (1)              2,821        --       --
      Gas Operations                       766       724      684
      Corporate items and Other          1,081     1,276      993
                                       $13,869   $11,066  $10,604

    Capital expenditures and
        acquisitions
      Electric Operations
         United States                    $398      $493     $481
         United Kingdom (1), (2)           731        --       --
      Gas Operations                        66        65       88
      Corporate items and Other (3)         19       114       64
                                        $1,214      $672     $633

     (1) Represents equity method of accounting for November 1995 (27.6%) and full consolidation accounting for December
          1995 (76.45%).
     (2) Represents cash that had been used as of December 31, 1995, to purchase SEEBOARD capital shares in the open market.
     (3)  Includes CSW Energy equity investments.


13.  UNAUDITED PRO FORMA INFORMATION

       On November 6, 1995, CSW, indirectly through CSW (UK), announced its intention to commence the Tender Offer in the United Kingdom to acquire all of the outstanding share capital of SEEBOARD, a regional electric company based in the United Kingdom, for an aggregate adjusted purchase price of approximately $2.12 billion.

       SEEBOARD's principal business is the distribution and supply of electricity in southeast England. SEEBOARD has its headquarters in Crawley, West Sussex. It has a distribution territory that covers approximately 3,000 square miles which extends from the outlying areas of London to the English Channel. SEEBOARD serves approximately 2 million customers. Approximately 80% of SEEBOARD's sales are to residential and commercial customers, while the remaining 20% are primarily to industrial customers. For the year ended December 31, 1995, SEEBOARD had electricity sales of approximately 18 billion KWHs and, excluding exceptional items, net earnings of $118 million on revenues of approximately $1.9 billion. SEEBOARD's results for the calendar year ended December 31, 1995 are not indicative of the results that will be experienced by SEEBOARD as a subsidiary of CSW due, in part, to the debt incurred in connection with the financing of the acquisition, the purchase accounting adjustments and the accounting adjustments made to adjust SEEBOARD's results for U.S. Generally Accepted Accounting Principles. SEEBOARD is also involved in certain activities other than electricity distribution and supply, including electrical contracting and retailing, gas supply and electricity generation. The earnings of SEEBOARD presented above have been converted into U. S. dollar amounts for illustrative purposes only at an exchange rate of 1.00 pound=$1.58, which was the prevailing rate of exchange at the close of business on November 3, 1995, the business day prior to the announcement of the Tender Offer. See MD&A - LIQUIDITY AND CAPITAL RESOURCES for a discussion of the financing of the SEEBOARD acquisition.

       The unaudited pro forma information is presented in response to applicable accounting rules relating to acquisition transactions. The pro forma information gives effect to the acquisition of SEEBOARD accounted for under the purchase method of accounting for the twelve months ended December 31, 1995 and the twelve months ended December 31, 1994 as if the transaction had been consummated at the beginning of the periods presented.


       The unaudited pro forma information is based upon preliminary fair value allocations related to the purchase of SEEBOARD. The allocations are subject to revision after more detailed analyses, appraisals and evaluations are completed. The unaudited pro forma information has been prepared in accordance with United States generally accepted accounting principles. The pro forma information in the following table is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the SEEBOARD acquisition had taken place at the beginning of the period specified, nor is it necessarily indicative of future operating results. The following pro forma information has been prepared reflecting the February 1996 issuance of CSW Common, and has been converted at an exchange rate of 1.00 pound=$1.58 and 1.00 pound=$1.54 for the twelve months ended December 31, 1995 and 1994, respectively.

                                                1995     1994
                                            (millions, except EPS)

         Operating Revenues                    $5,404   $5,465
         Operating Income                         750      745
         Net Income for Common Stock              445      431
         Earnings Per Share of Common Stock     $2.15    $2.13

14.  QUARTERLY INFORMATION (UNAUDITED)

       The following unaudited quarterly information includes, in the opinion of management, all adjustments necessary for a fair presentation of such amounts. Information for quarterly periods is affected by seasonal variations in sales, rate changes, timing of fuel expense recovery and other factors.


               QUARTERS ENDED         1995     1994
                                 (millions, except EPS)
        March 31,
          Operating Revenues          $659     $850
          Operating Income              90       93
          Net Income                    44       48
          EPS                        $0.20    $0.23

        June 30,
          Operating Revenues          $920     $908
          Operating Income             170      157
          Net Income                   108      107
          EPS                        $0.54    $0.55

        September 30,
          Operating Revenues        $1,087   $1,070
          Operating Income             267      239
          Net Income                   203      189
          EPS                        $1.04    $0.97

        December 31,
          Operating Revenues        $1,069     $795
          Operating Income             129      105
          Net Income                    66       68
          EPS                        $0.32    $0.33

        Total
          Operating Revenues        $3,735   $3,623
          Operating Income             656      594
          Net Income                   421      412
          EPS                        $2.10    $2.08

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Central and South West
Corporation:

     We have audited the accompanying consolidated balance sheets of Central and South West Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1995 and 1994, and the related consolidated statements of income, retained earnings and cash flows, for each of the three years ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central and South West Corporation and subsidiary companies as of December 31, 1995 and 1994, and the related consolidated statements of income, retained earnings and cash flows for each of the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

     In 1993, as discussed in NOTE 1, Central and South West
Corporation and subsidiary companies changed their methods of accounting for unbilled revenues, postretirement benefits other than pensions, income taxes and postemployment benefits.




Arthur Andersen LLP

Dallas, Texas
February 28, 1996

REPORT OF MANAGEMENT

     Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements of Central and South West Corporation and subsidiary companies as well as other information contained in this Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and, in some cases, reflect amounts based on the best estimates and judgments of management, giving due consideration to materiality. Financial information contained elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

     The consolidated financial statements have been audited by the independent accounting firm, Arthur Andersen LLP, which was given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders, the board of directors and committees of the board. CSW and its subsidiaries believe that representations made to the independent auditors during their audit were valid and appropriate. Arthur Andersen LLP's audit report is presented elsewhere in this report.

     CSW, together with its subsidiary companies, maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management's authorization, that the consolidated financial statements are prepared in accordance with generally accepted accounting principles and that the assets of CSW and its subsidiaries are properly safeguarded against unauthorized acquisition, use or disposition. The system includes a documented organizational structure and division of responsibility, established policies and procedures including a policy on ethical standards which provides that the companies will maintain the highest legal and ethical standards, and the careful selection, training and development of our employees.

     Internal auditors continuously monitor the effectiveness of the internal control system following standards established by the Institute of Internal Auditors. Actions are taken by management to respond to deficiencies as they are identified. The board, operating through its audit committee, which is comprised entirely of directors who are not officers or employees of CSW or its subsidiaries, provides oversight to the financial reporting process.

     Due to the inherent limitations in the effectiveness of internal controls, no internal control system can provide absolute assurance that errors will not occur. However, management strives to maintain a balance, recognizing that the cost of such a system should not exceed the benefits derived.

     CSW and its subsidiaries believe that, in all material respects, its system of internal controls over financial reporting and over safeguarding of assets against unauthorized acquisition, use or disposition functioned effectively as of December 31, 1995.





E. R. Brooks             Glenn D. Rosilier          Wendy G. Hargus
Chairman, President and  Senior Vice President and  Controller
Chief Executive Officer  Chief Financial Officer

GLOSSARY OF TERMS
The following abbreviations or acronyms used in this Financial Report are defined below:

Abbreviation or Acronym           Definition

1996 Stock Offering............   Registered public stock offering of
                                    15,525,000 shares of CSW Common
AFUDC..........................   Allowance for funds used during construction
ALJ............................   Administrative Law Judge
ANI............................   American Nuclear Insurance
APBO...........................   Accumulated Postretirement Benefit Obligation
Arkansas Commission............   Arkansas Public Service Commission
Ash Creek......................   Ash Creek Mining Company, Tulsa, Oklahoma
Austin.........................   City of Austin, Texas
Bankruptcy Court...............   United States Bankruptcy Court for the
                                    Western District of Texas, Austin Division,
                                    before which the El Paso bankruptcy
                                    reorganization proceeding, Case No.
                                    92-10148-FM, was pending
BREMCO.........................   Bossier Rural Electric Membership Corporation
Burlington Northern............   Burlington Northern Railroad Company
CERCLA.........................   Comprehensive Environmental Response,
                                    Compensation and Liability Act of 1980
Cimmaron.......................   Cimmaron Chemical Company
Cities.........................   Several cities in CPL's service territory
Court of Appeals...............   Court of Appeals, Third District of Texas,
                                    Austin, Texas
CPL............................   Central Power and Light Company, Corpus
                                  Christi, Texas
CPL 1995 Agreement.............   Settlement Agreement filed by CPL with the
                                    Texas Commission to settle certain CPL
                                    regulatory matters
CSW............................   Central and South West Corporation, Dallas,
                                    Texas
CSW Common.....................   CSW common stock, $3.50 par value per share
CSW Communications.............   CSW Communications, Inc., Austin, Texas
CSW Credit.....................   CSW Credit, Inc., Dallas, Texas
CSW Credit Agreement...........   $850 million senior credit agreement entered
                                    into by CSW with a consortium of banks to
                                    partially fund the SEEBOARD acquisition
CSW Energy.....................   CSW Energy, Inc., Dallas, Texas
CSW International..............   CSW International, Inc., Dallas, Texas
CSW Investments................   CSW Investments, an unlimited company
                                    organized in the United Kingdom which is
                                    wholly owned, indirectly through
                                    subsidiaries, by CSW International
CSW Investments Credit Facility   1.0 billion pounds senior credit facility
                                    arranged by CSW Investments with a
                                    consortium of banks to partially fund the
                                    SEEBOARD acquisition
CSW Leasing....................   CSW Leasing, Inc., Dallas, Texas
CSW System.....................   CSW and its subsidiaries (excluding SEEBOARD
                                    Group)
CSW Services...................   Central and South West Services, Inc., Dallas,
                                    Texas and Tulsa, Oklahoma
CSW Suit.......................   Suit filed by CSW against El Paso in the
                                    Bankruptcy Court
CSW (UK).......................   CSW (UK) plc., a public limited company
                                    organized in the United Kingdom which is
                                    wholly owned by CSW Investments
CWIP...........................   Construction work in progress
DOE............................   United States Department of Energy
El Paso........................   El Paso Electric Company
El Paso Suit...................   Suit filed by CSW against El Paso in the
                                    United States Bankruptcy Court in Austin,
                                    Texas
Electric Operating Companies...   CPL, PSO, SWEPCO and WTU
Energy Policy Act..............   National Energy Policy Act of 1992
EnerShopSM.....................   EnerShop Inc., Dallas, Texas
EPS............................   Earnings per share
ERCOT..........................   Electric Reliability Council of Texas
ERISA..........................   Employee Retirement Income Security Act of
                                    1974, as amended
EWG............................   Exempt Wholesale Generators
FASB...........................   Financial Accounting Standards Board
FCC............................   Federal Communications Commission
FERC...........................   Federal Energy Regulatory Commission
FMB............................   First Mortgage Bond
HLP............................   Houston Lighting & Power Company, the Project
                                    Manager of STP
Holding Company Act............   Public  Utility Holding Company Act of 1935,
                                    as amended
IPP............................   Independent Power Producer
ITC............................   Investment tax credit
KWH............................   Kilowatt-hour

Louisiana Commission...........   Louisiana Public Service Commission
MCPC...........................   Mid-Continent Power Company, Inc.
MD&A...........................   Management's Discussion and Analysis of
                                    Financial Condition and Results of
                                    Operations
MDEQ...........................   Mississippi Department of Environmental
                                    Quality
Merger.........................   The proposed merger whereby El Paso would
                                    have become a wholly owned subsidiary of
                                    CSW
Merger Agreement...............   Agreement and Plan of Merger between El Paso
                                    and CSW, dated as of May 3, 1993, as amended
MGP............................   Manufactured gas plant or coal gasification
                                    plant
Mirror CWIP....................   Mirror construction work in progress
Mississippi Power..............   Mississippi Power Company
MMbtu..........................   Million Btu
MMcf/d.........................   Million cubic feet of gas per day
Modified Plan..................   Modified Third Amended Plan of Reorganization
                                    for the Merger
MW.............................   Megawatt
MWH............................   Megawatt-hour
National Grid..................   National Grid Group plc
NEIL...........................   Nuclear Electric Insurance Limited
NOPR...........................   Notice of Proposed Rule Making
NRC............................   Nuclear Regulatory Commission
Oklahoma Commission............   Corporation Commission of the State of
                                    Oklahoma
Oklaunion......................   Oklaunion Power Station Unit No. 1
Operating Companies............   CPL, PSO, SWEPCO, WTU, and Transok
OPUC...........................   Office of Public Utility Counsel of Texas
PCB............................   Polychlorinated biphenyl
PCRB...........................   Pollution Control Revenue Bond
PowerShareSM...................   CSW's PowerShare Dividend Reinvestment and
                                    Stock Purchase Plan
Project Manager................   HLP, the Project Manager for STP
PRP............................   Potentially responsible party
PSO............................   Public Service Company of Oklahoma, Tulsa,
                                    Oklahoma
PURA...........................   Public Utility Regulatory Act of the State of
                                    Texas
San Antonio....................   City of San Antonio, Texas
SEEBOARD.......................   SEEBOARD, plc., Crawley, West Sussex, United
                                    Kingdom
SEEBOARD Group.................   Consolidated SEEBOARD, CSW (UK) and CSW
                                    Investments converted to U.S. Generally
                                    Accepted Accounting Principles
SEC............................   Securities and Exchange Commission
SFAS...........................   Statement of Financial Accounting Standards
SFAS No. 71....................   Accounting for the Effects of Certain Types of
                                    Regulation
SFAS No. 106...................   Employers' Accounting for Postretirement
                                    Benefits Other than Pensions
SFAS No. 109...................   Accounting for Income Taxes
SFAS No. 112...................   Employers' Accounting for Postemployment
                                    Benefits
SFAS No. 121...................   Accounting for the Impairment of Long-Lived
                                    Assets for Long-Lived Assets to be Disposed
                                    of
SFAS No. 123...................   Accounting for Stock-Based Compensation
Staff..........................   The Staff of the Texas Commission
STP............................   South Texas Project nuclear electric
                                    generating station
STP Unit 1 Order...............   October 1990 Texas Commission STP Unit 1
                                    Final Order
STP Unit 2 Order...............   December 1990 Texas Commission STP Unit 2
                                    Final Order
Supreme Court..................   Supreme Court of Texas
SWEPCO.........................   Southwestern Electric Power Company,
                                    Shreveport, Louisiana
Tender Offer...................   CSW (UK)'s $2.12 billion tender offer in the
                                    United Kingdom for all the outstanding share
                                    capital of SEEBOARD
Texas Commission...............   Public Utility Commission of Texas
TEX/CON........................   TEX/CON Oil and Gas Company
Transok........................   Transok, Inc. and subsidiaries, Tulsa,
                                    Oklahoma
Westinghouse...................   Westinghouse Electric Corporation
WTU............................   West Texas Utilities Company, Abilene, Texas
WTU Stipulation and Agreement..   Stipulation and Agreement to settle certain
                                    WTU regulatory matters

GRAPH DESCRIPTION AND DATA POINTS

Title and Location       Description                  Data Points

Page 6
Estimated Future Capital Expenditures
Dollars in Millions      Three Column Bar  Chart with Line Superimposed
                                                  96   97   98
                                                  ---  ---  ---
                    Total                         636  671  563
                    Line:
                    Electric Operating Companies  332  356  343


Page 8                                            91    92    93    94    95
Embeded Cost of Debt                             ----  ----  ----  ----  ----
Percent                  Five Column Bar Chart
                         Embeded Cost of Debt    9.0%  8.3%  7.8%  7.7%  7.2%


Page 17                                                    93     94     95
U.S. Electric Revenues                                    -----  -----  -----
Dollars in Millions      3 Column Stacked Bar Chart
                         Residential                      1,160  1,156  1,138
                         Commercial                         832    836    810
                         Industrial                         736    733    702
                         Sales for Resale                   179    204    224
                         Other                              148    136      9

                                                            93     94     95
Page 18                                                    ----   ----   ----
Average Unit Cost of Fuel
Per MMbtu                3 Column Bar Chart                2.11   1.82   1.58

                                                                           95
Page 49                                                                    --
1995 Operating Revenues by Segment
Percent                  Pie Chart
                         U.S. Electric                                     78
                         U.K. Electric                                      6
                         Gas                                               16

                         Other (not in chart) approximately 1%

Page 50                                                                    95
1995 Identifiable Assets by Segment                                        --
Percent                  Pie Chart
                         U.S. Electric                                     67
                         U.K. Electric                                     20
                         Gas                                                6
                         Corp/Other                                         7

Page 51                                                            94    95
CSW Revenues                                                     -----  -----
Dollars in Millions      2 Column Stacked Bar Chart
                         Actual                                  3,623  3,735
                         Pro-forma                               1,842  1,669

Page 52
CSW Quarterly EPS Comparisons
Dollars                  4 Column Bar Chart   1st Qtr  2nd Qtr  3rd Qtr  4th Qtr
                         1994                  .23      .55       .97      .33
                         1995                  .20      .54      1.04      .32